Exhibit (d)(6)

EXECUTION VERSION

WELLS FARGO BANK, NATIONAL ASSOCIATION WF INVESTMENT HOLDINGS, LLC WELLS FARGO SECURITIES, LLC One Wells Fargo Center 301 South College Street Charlotte, North Carolina 28288-0737	DEUTSCHE BANK TRUST COMPANY AMERICAS DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005

BARCLAYS

745 Seventh Avenue

New York, New York 10019

CONFIDENTIAL

May 15, 2012

Project Innovation

$350.0 Million Senior Credit Facilities

$300.0 Million Senior Bridge Facility

Amended and Restated Commitment Letter

Wok Acquisition Corp.

c/o Centerbridge Partners, L.P.

375 Park Avenue, 12th Floor

New York, New York 10152

Attention: Jason Mozingo

Ladies and Gentlemen:

You have advised Wells Fargo Bank, National Association (“Wells Fargo Bank”), WF Investment Holdings, LLC (“WF Investments”), Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with Wells Fargo Bank and WF Investments, the “Wells Parties”), Deutsche Bank Trust Company Americas (“DBTCA”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. (“DBSI” and, together with DBTCA and DBCI, collectively, “DB”) and Barclays Bank PLC (“Barclays” and, together with the Wells Parties and DB, the “Commitment Parties”, “us” or “we”), that you intend to acquire, directly or indirectly, the Target (as defined on Exhibit A hereto) and consummate the other transactions described on Exhibit A hereto. Capitalized terms used but not otherwise defined herein are used with the meanings assigned to such terms in the Exhibits hereto.

1.	Commitments.

In connection with the Transactions contemplated hereby, (a) each of Wells Fargo Bank, DBTCA and Barclays (each, an “Initial Senior Lender” and, collectively, the “Initial Senior Lenders”) hereby commits, on a several, but not joint, basis to provide the percentage of the entire principal amount of the Senior Credit Facilities set forth opposite such Initial Senior Lender’s name on Schedule 1 hereto and (b) each of DBCI, WF Investments and Barclays (each, an “Initial Bridge Lender” and, collectively, the “Initial Bridge Lenders” and, together with the Initial Senior Lenders, each, an “Initial Lender” and, collectively, the “Initial Lenders”) hereby commits on a several, but not joint, basis to provide the percentage of the entire principal amount of the Senior Bridge Facility set forth opposite such Initial Bridge Lender’s name on Schedule 2 hereto, in each case, (i) upon the terms set forth or referred to in this letter, the Transaction Summary attached as Exhibit A hereto and the Summaries of Terms and Conditions attached as Exhibits B and C hereto, as applicable and (ii) the initial funding of which is subject only to the conditions set forth on Exhibit D hereto (such Exhibits A through D, including the annexes thereto, the “Term Sheets” and together with this letter, collectively, this “Commitment Letter”).

2.	Titles and Roles.

It is agreed that:

(a)	Wells Fargo Securities, DBSI and Barclays will act as joint lead arrangers and joint bookrunners for the Senior Credit Facilities (acting in such capacities, the “Senior Lead Arrangers”);

(b)	Wells Fargo Bank will act as sole administrative agent and as sole collateral agent for the Senior Credit Facilities;

(c)	DBSI, Wells Fargo Securities (together with DBSI, the “Active Lead Arrangers”) and Barclays, will act as joint lead arrangers and joint bookrunners for the Senior Bridge Facility (acting in such capacities, the “Bridge Lead Arrangers” and, together with the Senior Lead Arrangers, the “Lead Arrangers”); and

(d)	DBCI will act as sole administrative agent for the Senior Bridge Facility.

You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated in this Commitment Letter and the Fee Letter dated the date hereof and delivered in connection herewith (the “Fee Letter”)) will be paid in connection with the Credit Facilities unless you and we shall so reasonably agree; provided, that (x) Wells Fargo Securities will have “left” placement, DBSI will have immediate right placement and Barclays will have third placement in any marketing materials or other documentation used in connection with the Senior Credit Facilities and (y) DBSI will have “left” placement, Wells Fargo Securities will have immediate right placement and Barclays will have third placement in any marketing materials or other documentation used in connection with the Senior Bridge Facility.

3.	Syndication.

We intend and reserve the right to syndicate the Credit Facilities to a group of lenders identified by us in consultation with you and reasonably acceptable to you (together with the Initial Lenders, the “Lenders”); it being understood that we will not syndicate to those persons that are (i) competitors of the Target or its subsidiaries or (ii) such other persons, in each case, identified in writing to the Lead Arrangers on or prior to May 1, 2012 (the persons described in clauses (i) and (ii), and in each case, any person that is a reasonably identified affiliate of any such person, collectively, the “Disqualified Institutions”); provided, that the Borrower, upon reasonable notice to the Lead Arrangers after the date hereof, shall be permitted to supplement in writing the list of persons that are Disqualified Institutions to the extent such supplemented person is a competitor or an affiliate of a competitor; provided, further, that the foregoing shall not exclude any bona fide debt fund (other than any Disqualified Institution) that is engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of business and for which no personnel involved with the relevant competitor (x) makes investment decisions or (y) has access to non-public information relating to the Target or any

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person that forms part of its business (including its subsidiaries). Notwithstanding any other provision of this Commitment Letter to the contrary and notwithstanding any syndication, assignment or other transfer by any Initial Lender, (a) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund its applicable percentage of the Credit Facilities on the Closing Date) in connection with any syndication, assignment or other transfer until after the initial funding of the Credit Facilities on the Closing Date, (b) no such syndication, assignment or other transfer shall become effective with respect to any portion of the Initial Lenders’ commitments in respect of the Credit Facilities until the initial funding of the Credit Facilities on the Closing Date and (c) unless the Borrower agrees in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Credit Facilities, including all rights with respect to consents, waivers, modifications, supplements and amendments, until the Closing Date has occurred. Notwithstanding anything to the contrary herein, the first $5.0 million of any syndication of the Revolving Commitments shall be applied first to increase the aggregate amount of the Revolving Facility until the aggregate amount available thereunder is $75.0 million and thereafter to reduce the commitments of the Initial Lenders under the Revolving Facility on a pro rata basis based on their respective Revolving Commitments set forth on Schedule 1 hereto. It is understood and agreed that this Commitment Letter shall not constitute a commitment by any Initial Lender to provide or arrange such additional $5.0 million of Revolving Commitments or give rise to any obligation to provide, or commitment to provide, any revolving financing other than the Revolving Commitments set forth on Schedule 1 hereto.

The Lead Arrangers intend to commence syndication efforts promptly and from the date of your acceptance of this Commitment Letter until the earlier to occur of (x) a Successful Syndication (as defined in the Fee Letter) and (y) the date that is 90 days after the Closing Date (such period, the “Syndication Period”), you agree to assist and use your commercially reasonable efforts to cause appropriate members of management of the Target to assist the Lead Arrangers in completing a syndication reasonably satisfactory to us and you. To assist us in our syndication efforts, you agree that you will use commercially reasonable efforts to (a) assist such that the syndication efforts benefit from the existing banking relationships of the Sponsor and, to the extent appropriate and reasonable, those of the Target, (b) facilitate direct contact between appropriate members of senior management and non-legal advisors of the Target, on the one hand, and the proposed Lenders, on the other hand, subject to the limitations on your rights set forth in the Acquisition Agreement, in all cases at times and locations to be mutually agreed upon, (c) assist (and use your commercially reasonable efforts to cause the Target to assist) in the preparation of one or more customary confidential information memoranda and other customary marketing materials to be used in connection with the syndication of the Credit Facilities, subject to the limitations on your rights to request information concerning the Target and its subsidiaries set forth in the Acquisition Agreement, (d) host with the Lead Arrangers and appropriate members of senior management of the Borrower, of one or more bank meetings (or, if you and we shall agree, conference calls in lieu of any such meeting) with prospective Lenders at times and locations to be mutually agreed (and use your commercially reasonable efforts to cause the senior management of the Target to be available for such meetings, subject to the limitations on your rights as set forth in the Acquisition Agreement), (e) during the Syndication Period, ensure that there is no competing issuance of debt for borrowed money by or on behalf of Holdings, the Borrower or its subsidiaries or the Target and its subsidiaries (it being understood that, until the Closing Date, such assurances regarding Target and its subsidiaries shall be subject to your commercially reasonable efforts) announced, offered, placed or arranged (other than the Credit Facilities, the Senior Notes, any other Securities (as defined in the Engagement Letter dated the date hereof and delivered in connection herewith (the “Engagement Letter”) and in the Fee Letter and any indebtedness permitted under clause (x) of the definition of “Excluded Proceeds” (as defined in the Engagement Letter)) or any indebtedness issued in lieu of the foregoing and Permitted Surviving Debt), in each case that could reasonably be expected to materially impair the primary syndication of the Credit Facilities or the offering of the Senior Notes (it being understood that

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any Permitted Surviving Debt will not materially impair the primary syndication of the Credit Facilities or the offering of the Senior Notes) and (f) use your commercially reasonable efforts to obtain (at the cost of the Borrower) corporate or corporate family ratings, as applicable, of the Borrower and ratings for the Credit Facilities from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”), a subsidiary of The McGraw Hill Corporation, prior to the commencement of the Marketing Period. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, neither the commencement nor the completion of the syndication of the Credit Facilities, nor the obtaining of the ratings referred to above, shall constitute a condition precedent to the availability and initial funding of the Credit Facilities on the Closing Date.

The Lead Arrangers, in their capacity as such, will manage, in reasonable consultation with you (and subject to your consent rights set forth in the first paragraph of this Section 3), all aspects of the syndication, including decisions as to the selection of prospective Lenders (which may not be Disqualified Institutions) to be approached and when they will be approached, when the Lenders’ commitments will be accepted, which Lenders will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

You acknowledge that (a) the Lead Arrangers will make available an information package and presentation to the proposed syndicate of Lenders by posting the information package and presentation on IntraLinks, SyndTrak or another similar electronic system and (b) certain of the prospective Lenders may be “public side” Lenders (i.e., Lenders that have personnel that do not wish to receive material non-public information within the meaning of the United States federal securities laws (“MNPI”) with respect to Holdings, the Borrower, the Target, your or their respective subsidiaries, or the respective securities of any of the foregoing or the Acquisition (each, a “Public Lender” and, collectively, the “Public Lenders”)). At the request of the Lead Arrangers, you agree to assist and to use commercially reasonable efforts to cause the Target to assist us in preparing an additional version of the information package and presentation consisting exclusively of information and documentation with respect to Holdings, the Borrower, the Target, your or their respective subsidiaries, the respective securities of any of the foregoing and the Acquisition that is either information of a type that would be made publicly available if Holdings or the Borrower were to become public reporting companies (or, in the case of the Target, is made publicly available by the Target as a public reporting company) or not material with respect to Holdings, the Borrower, the Target, your and their respective subsidiaries, any of your or their respective securities or the Acquisition for purposes of United States federal and state securities laws (the “Public Package”). It is understood that in connection with your assistance described above, customary authorization letters will be included in the confidential information memoranda that authorize the distribution of the confidential information memoranda to prospective Lenders, confirm that the Public Package does not include MNPI about Holdings, the Borrower, the Target, your or their respective subsidiaries, the securities of any of the foregoing or the Acquisition or any information of a type that would not be publicly available if Holdings or you were public reporting companies (or, in the case of the Target, would not be publicly available by the Target as a public reporting company) and the Public Package will contain customary language exculpating Holdings, you, the Sponsor, the Investors, the Target and your and their respective affiliates and the Commitment Parties and their respective affiliates, with respect to any liability related to the use of the contents of the Public Package. You acknowledge and agree that, in addition to the Public Package, the following documents may be distributed to all prospective Lenders (other than Disqualified Institutions), including prospective Public Lenders (except to the extent you notify us to the contrary and provided that you have been given a reasonable opportunity to review such documents and comply with United States Securities and Exchange Commission disclosure obligations): (i) the Term Sheets, (ii) drafts and final definitive documentation with respect to the Credit Facilities, (iii) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as Lender meeting invitations, allocations and funding and closing memoranda) and

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(iv) notifications of changes in the terms of the Credit Facilities. You also agree, at our request, to identify (or, in the case of information relating to the Target, use commercially reasonable efforts to identify) information to be distributed to the Public Lenders by clearly and conspicuously marking the same as “PUBLIC”. All information that is not specifically identified as “PUBLIC” (including the Projections) shall be treated as being suitable only for posting to private Lenders. By marking any information as “PUBLIC” you shall be deemed to have authorized the Commitment Parties and the Lenders to treat such information as not containing MNPI.

4.	Information.

You hereby represent that (in respect of any information with respect to or relating to the Target and its subsidiaries or their respective businesses, to your knowledge), (a) all written information concerning Holdings, you and your subsidiaries and the Target and its subsidiaries, other than the Projections, other forward looking information and information of a general economic or industry-specific nature, that has been or will be made available to any of us by you, the Sponsor or any of your and its respective representatives on your behalf in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material). You agree that if, at any time prior to the later of the expiration of the Syndication Period and the Closing Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect (subject to your knowledge in the case of the Target and its subsidiaries or their respective business, if the information or the Projections were being furnished and such representations and warranties were being made at such time, you will (or prior to the Closing Date with respect to Information and Projections concerning the Target and its subsidiaries or their respective businesses, you will, subject to any applicable limitations on your rights as set forth in the Acquisition Agreement, use commercially reasonable efforts to) supplement the Information and the Projections so that the representations in the preceding sentence remain true in all material respects; provided, that any such supplementation shall cure any breach of such representations. You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof, and we do not assume any responsibility for the accuracy and completeness of the Information or the Projections.

5.	Fee Letter.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the fees described in the Fee Letter on the terms and subject to the conditions (including as to timing and amount) set forth therein.

6.	Certain Funds Provision.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations relating to Parent, the Borrower, the Target and your

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and their respective subsidiaries and your and their respective businesses, the accuracy of which shall be a condition to the availability and initial funding of the Credit Facilities on the Closing Date, shall be (i) such of the representations made by or on behalf of the Target and/or its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or your applicable affiliate have the right to terminate your (or its) obligations under the Acquisition Agreement or otherwise decline to close the Acquisition as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below), (b) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Credit Facilities on the Closing Date if the conditions set forth on Exhibit D hereto are satisfied, it being understood that, to the extent any lien search or Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than, to the extent required under the Term Sheets, (i) Uniform Commercial Code (“UCC”) lien searches in the Loan Parties’ respective jurisdictions of organization, (ii) a lien on Collateral that may be perfected solely by the filing of financing statements under the UCC and (iii) a pledge of the capital stock of the Borrower and the Subsidiary Guarantors with respect to which a lien may be perfected upon closing by the delivery of a stock certificate) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision of any such lien search and/or the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability and initial funding of the Credit Facilities on the Closing Date but may instead be delivered and/or perfected within 90 days (or such longer period as the Senior Agent may reasonably agree in its discretion) after the Closing Date pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably and (c) the only conditions (express or implied) to the availability of the Credit Facilities on the Closing Date are those expressly set forth on Exhibit D hereto and such conditions shall be subject in all respects to the provisions of this paragraph. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Credit Documentation relating to: organizational existence of the Loan Parties; organizational power and authority (as it relates to due authorization, execution, delivery and performance of the Credit Documentation) of the Loan Parties; due authorization, execution and delivery of the relevant Credit Documentation by the Loan Parties, and enforceability, in each case as it relates to the entering into and performance of the relevant Credit Documentation against the Loan Parties; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its Restricted Subsidiaries taken as a whole (in form and scope consistent with the solvency certificate to be delivered pursuant to paragraph 1(b) of Exhibit D hereto); no conflicts of the Credit Documentation with the charter documents of the Loan Parties; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; and creation, validity and perfection of security interests (subject in all respects to security interests and liens permitted under the Credit Documentation and to the foregoing provisions of this paragraph). This paragraph, and the provisions contained herein, shall be referred to as the “Certain Funds Provision”.

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of the Commitment Parties, their respective affiliates and controlling persons and their respective directors, officers, employees, partners, agents, advisors and other representatives (each, an “indemnified person”) from and against any and all actions, suits, losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Credit Facilities, the use of the proceeds thereof and the Acquisition and the Transactions (including, without limitation, the execution and delivery of this Commitment Letter and the Credit Documentation) or any claim, litigation, investigation or proceeding relating to any of the foregoing (a “Proceeding”), regardless of whether any indemnified person is a party thereto or whether such Proceeding is brought by you, any of your affiliates or any third party, and to reimburse each indemnified person within 30 days following

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written demand therefor (together with reasonable backup documentation supporting such reimbursement request) for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (but limited, in the case of legal fees and expenses, to one counsel to such indemnified persons taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional counsel to all affected indemnified persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant material jurisdiction to all such persons taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional local counsel to all affected indemnified persons taken as a whole)); provided, that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct, bad faith or gross negligence of, or material breach of this Commitment Letter, the Fee Letter or the Credit Documentation by, such indemnified person (or any of its Related Parties (as defined below)), in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction or pursuant to any agreement governing any settlement referred to below or (ii) any disputes solely among indemnified persons and not arising out of any act or omission of Holdings, you, any of your or its subsidiaries or the Sponsor (other than any Proceeding against any Commitment Party solely in its capacity or in fulfilling its role as an Agent or Lead Arranger or similar role under any Credit Facility), and (b) if the Closing Date occurs, to reimburse each Commitment Party on the Closing Date (to the extent an invoice therefor is received by the Invoice Date) or, if invoiced after the Invoice Date, within 30 days, for all reasonable and documented out-of-pocket expenses (including due diligence expenses, applicable syndication expenses, travel expenses and all reasonable printing, reproduction, document delivery, CUSIP, SyndTrak and communication costs, but limited, in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of one counsel to the Commitment Parties, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant material jurisdiction to all such persons, taken as a whole)), incurred in connection with each of the Credit Facilities and any related documentation (including this Commitment Letter, the Fee Letter and the Credit Documentation). No indemnified person or any other party hereto shall be liable for any damages arising from the use by any person (other than such indemnified person (or its Related Parties) or any other party hereto) of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages arise from the gross negligence, bad faith or willful misconduct of, or material breach of this Commitment Letter, the Fee Letter or the Credit Documentation by, such indemnified person (or any of its Related Parties) or such other party hereto, as applicable, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction or pursuant to any agreement governing any settlement referred to below. None of the indemnified persons, Holdings, you, the Investors, the Target or any of your or their respective affiliates or the respective directors, officers, employees, agents, advisors or other representatives of any of the foregoing shall be liable for any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Fee Letter or the Credit Facilities (including the use or intended use of the proceeds of the Credit Facilities) or the transactions contemplated hereby; provided, that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder. You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent, or if there is a final judgment against an indemnified person in any such Proceeding, you agree to indemnify and hold harmless such indemnified person in the manner set forth above. You shall not, without the prior written consent of the affected indemnified person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceeding against such indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless such settlement (a) includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding and (b) does not include any statement as

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to any admission of fault or culpability. Notwithstanding the foregoing, each indemnified person shall be obligated to refund or return any and all amounts paid by you under this paragraph to such indemnified person for any losses, claims, damages, liabilities and expenses to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof. For purposes hereof, “Related Party” and “Related Parties” of an indemnified person mean any (or all, as the context may require) of such indemnified persons and its (or their) respective affiliates and controlling persons and its or their respective directors, officers, employees, partners, agents, advisors and other representatives thereof.

8.	Sharing of Information, Absence of Fiduciary Relationship.

Each Commitment Party, together with its respective affiliates (the “Banks”), is a full service financial firm and as such from time to time may (a) effect transactions for its own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated hereby or (b) provide debt financing, equity capital, investment banking, financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling to other companies in respect of which you, the Sponsor or the Target may have competing interests. The Banks may have economic interests that conflict with those of you and the Target. You acknowledge and agree that (a)(i) the arranging and other services described herein regarding the Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Banks, on the other hand, that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; and (b) in connection with the transactions contemplated hereby, (i) each Bank has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates, (ii) no Bank has any obligation to you or your affiliates except those obligations expressly set forth in this Commitment Letter and any other agreement with you or any of your affiliates and (iii) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.

9.	Confidentiality.

This Commitment Letter is entered into on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their respective terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) the Commitment Letter and the Fee Letter may be disclosed to your subsidiaries, the Investors (or any prospective Investors) on a confidential basis and to your and their respective directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents and other advisors and, on a confidential basis, those of the Target and its subsidiaries and the Target itself (provided, that until after the Closing Date any disclosure of the Fee Letter or its contents to the Target or its subsidiaries or their respective directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents or other advisors shall be (i) redacted in respect of (A) the amounts, percentages and basis points of compensation set forth therein and (B) the “market flex” provisions set forth in the Fee Letter relating to the pricing and call protection provisions (unless the Commitment Parties otherwise consent, which consent shall not be unreasonably withheld or delayed) or (ii) used for customary accounting purposes, including accounting for deferred financing costs), (b) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by a governmental authority (in which case you agree, to

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the extent permitted by law, to inform us promptly in advance thereof), (c) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter or the Fee Letter, (d) this Commitment Letter, including the existence and contents of this Commitment Letter (but not the contents of the Fee Letter, other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses in marketing materials and other disclosures) may be disclosed (i) in any syndication or other marketing materials in connection with the Credit Facilities, (ii) in any prospectus or offering memorandum relating to the Senior Notes and/or the Securities and (iii) in any proxy statement or similar public filing related to the Acquisition or in connection with any public filing requirement, (e) the Term Sheets, including the existence and contents thereof (and the contents of the Fee Letter as part of projections, pro forma information and a generic disclosure of aggregate sources and uses), may be disclosed to any rating agency and (f) the Term Sheets (including the existence and contents thereof but not the Fee Letter) may be disclosed to any Lenders or participants or prospective Lenders or prospective participants and, in each case, their directors (or equivalent managers), officers, employees, affiliates, independent auditors or other experts and advisors. The foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its contents) after this Commitment Letter has been accepted by you.

The Commitment Parties shall use all information received by them in connection with the Acquisition and the related transactions (including any information obtained by them based on a review of the books and records relating to Holdings, you or the Target or any of your or their respective subsidiaries or affiliates) solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information and the terms and contents of this Commitment Letter, the Fee Letter and the Credit Documentation and shall not publish, disclose or otherwise divulge such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) subject to the final proviso of this sentence, to any Lenders or participants or prospective Lenders or participants (in each case, other than a Disqualified Institution), (b) (x) in any legal, judicial or administrative proceeding involving any of Holdings, the Borrower and/or its subsidiaries, on the one hand, and such Commitment Party, on the other hand, (y) to the extent compelled by legal process in, or reasonably necessary to the defense of, any legal, judicial or administrative proceeding or (z) as otherwise as required by applicable law, rule or regulation (in which case of clauses (y) and (z) above such Commitment Party shall (i) to the extent permitted by law, inform you promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the request or demand of any regulatory authority having (or purporting to have) jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall (i) except with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority, to the extent permitted by law, notify you promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) to the directors (or equivalent managers), officers, employees, legal counsel, independent auditors, professionals or other experts, agents and advisors of such Commitment Party (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (e) to any of its affiliates and their Representatives on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep such information confidential; provided, such Commitment Party shall be responsible for the compliance by (i) its affiliates and (ii) any Representative that is not bound by a separate confidentiality agreement with the Borrower; provided, further, that no such disclosure shall be made by the Commitment Parties, their respective affiliates or any of its or their respective Representatives to any affiliates or Representatives of

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such affiliates that (x) are engaged as principals primarily in private equity or venture capital or are engaged directly or, in the case of affiliates, indirectly, in the sale of the Target and its subsidiaries as representatives of the Target (other than, in each case, such persons engaged by the Borrower as part of the Borrower’s transaction ) (collectively, the “Excluded Parties”) or (y) are Disqualified Institutions, (f) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or its or their respective Representatives in breach of this Commitment Letter, (g) to the extent applicable and reasonably necessary or advisable, for purposes of establishing a “due diligence” defense, (h) subject to the final proviso of this sentence, to any direct or indirect contractual counterparty to any credit default swap or similar derivative product (other than a Disqualified Institution) who agrees in writing in favor of the Borrower to be bound by the terms of this paragraph and (i) subject to your prior approval of the information to be disclosed, to Moody’s or S&P in connection with obtaining a rating required pursuant to this Commitment Letter and/or the Credit Documentation, as applicable; provided, further, that the disclosure of any such information pursuant to clauses (a), (h) and (i) above shall be made subject to the acknowledgment and acceptance by such recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as set forth in any confidential information memoranda or other marketing materials) in accordance with the standard syndication processes of the Commitment Parties or market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof. Notwithstanding the foregoing, the provisions of this paragraph shall automatically terminate and be superseded by the relevant Credit Documentation upon the execution and delivery of the Credit Documentation and in any event shall terminate 2 years from the date hereof. For the avoidance of doubt, (y) the provisions of this paragraph do not supersede any other confidentiality or non-disclosure agreement or undertaking by any Commitment Party or its affiliates or its or their respective Representatives in favor of any of the Sponsor, the Target, its subsidiaries or their respective affiliates (whether directly or indirectly through a back-to-back or similar agreement) and (z) in no event shall any disclosure of such information referred to above be made to any Disqualified Institution.

10.	Miscellaneous.

This Commitment Letter shall not be assignable by any party hereto (except by you to an affiliate controlled, directly or indirectly, by the Sponsor to effect the consummation of the Acquisition prior to or substantially concurrently with (and to the Target substantially concurrently with) the consummation of the Acquisition and by us as expressly contemplated under Section 3 above) without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and, to the extent expressly set forth herein, the indemnified persons. Subject to Section 3 above, the Commitment Parties reserve the right to assign their respective obligations to their affiliates or employ the services of their affiliates in fulfilling the obligations contemplated hereby. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. Any provision of this Commitment Letter that provides for, requires or otherwise contemplates any consent, approval, agreement or determination by the Borrower on or prior to the Closing Date shall be construed as providing for, requiring or otherwise contemplating your consent, approval, agreement or determination (unless you otherwise notify the other parties hereto). This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (including “.pdf”, “.tif” or similar

10

format) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto) (i) is, together with the Fee Letter, the only agreement that has been entered into among us and you with respect to the Credit Facilities and sets forth the entire understanding of the parties with respect hereto and thereto, (ii) supersedes all prior agreements and understandings related to the subject matter hereof, including the Commitment Letter, dated as of May 1, 2012, by and among the Commitment Parties party thereto and the Borrower (the “Original Commitment Letter”), and (iii) amends and restates in its entirety the Original Commitment Letter. It is understood and agreed that the Wells Parties and DB shall be entitled to the benefits of the indemnification provisions of this Commitment Letter as if it were in effect on the date of the Original Commitment Letter.

This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York; provided, that, notwithstanding the preceding sentence and the governing law provisions of this Commitment Letter and the Fee Letter, it is understood and agreed that (a) the interpretation of the definition of “Closing Date Material Adverse Effect” (and whether or not a Closing Date Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable affiliate has the right to terminate your or its obligations under the Acquisition Agreement or otherwise to decline to close the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably agrees to waive all right to trial by jury in any suit, action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the Transactions, this Commitment Letter, the Fee Letter or the performance by us or any of our affiliates of the services contemplated hereby.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein (including an obligation to negotiate in good faith) notwithstanding that the funding of the Credit Facilities is subject to the conditions specified herein, including the execution and delivery of the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter (including the Documentation Considerations); it being acknowledged and agreed that the commitment provided hereunder is subject only to those conditions set forth on Exhibit D hereto.

Each of the parties hereto irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter and (b) agrees that a final non-appealable judgment in any such action or proceeding may be enforced in other jurisdictions in any manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent you and we may legally do so, any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

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Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow each Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

The Fee Letter (including the Flex Provisions (as defined in the Fee Letter)) and the Indemnification; Expenses, Confidentiality (with respect to the Fee Letter only), Sharing of Information, Absence of Fiduciary Relationship, jurisdiction, governing law, waiver of jury trial and syndication provisions contained herein shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter (other than (a) your obligations with respect to syndication, which shall survive only until the expiration of the Syndication Period, at which time such obligations shall terminate and be of no further force and effect and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be of no further force and effect (and, if applicable, be superseded by the Credit Documentation) on the Closing Date and you shall automatically be released from all liability hereunder in connection therewith at such time. Subject to the preceding sentence, you may terminate this Commitment Letter (in whole but not in part) upon written notice to the Initial Lenders at any time.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of our offer as set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Fee Letter not later than 11:59 p.m., New York City time, on May 15, 2012. Such offer will remain available for acceptance until such time, but will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the Closing Date does not occur on or before 11:59 p.m., New York City time, on the earliest of (a) November 7, 2012, if the Acquisition shall not have occurred on or prior to such date, (b) the date of the termination of the Acquisition Agreement by you or with your written consent, in each case prior to the closing of the Acquisition and (c) the date of the closing of the Acquisition without the use of the Credit Facilities, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our sole discretion, agree to an extension; provided, that the termination of any commitment pursuant to this sentence does not prejudice your rights and remedies in respect of any breach of this Commitment Letter that occurred prior to any such termination.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ J. Nicholas Cole
Name:	J. Nicholas Cole
Title:	Executive Vice President

WF INVESTMENT HOLDINGS, LLC

By:	/s/ Marc A. Birenbaum
Name:	Marc A. Birenbaum
Title:	Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Joel P. Feldmann
Name:	Joel P. Feldmann
Title:	Managing Director

Signature Page to Commitment Letter

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Eric Pratt
Name:	Eric Pratt
Title:	Director

By:	/s/ Sabrina Gill
Name:	Sabrina Gill
Title:	Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Eric Pratt
Name:	Eric Pratt
Title:	Director

By:	/s/ Sabrina Gill
Name:	Sabrina Gill
Title:	Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Stephanie L. Perry
Name:	Stephanie Perry
Title:	Managing Director

By:	/s/ Edwin E. Roland
Name:	Edwin Roland
Title:	Managing Director

Signature Page to Commitment Letter

BARCLAYS BANK PLC

By:	/s/ Ian Palmer
Name:	Ian Palmer
Title:	Managing Director

Signature Page to Commitment Letter

Accepted and agreed to as of

the date first above written:

WOK ACQUISITION CORP.

By:	/s/ Jason Mozingo
Name:	Jason Mozingo
Title:	President

Signature Page to Commitment Letter

SCHEDULE 1

SENIOR CREDIT FACILITIES COMMITMENTS

Initial Senior Lender	Revolving Facility	Term Facility
Wells Fargo Bank, National Association	$25,000,000	$112,000,000
Deutsche Bank Trust Company Americas	$25,000,000	$112,000,000
Barclays Bank PLC	$20,000,000	$56,000,000

SCHEDULE 2

SENIOR BRIDGE FACILITY COMMITMENTS

Initial Bridge Lender	Senior Bridge Facility
Deutsche Bank AG Cayman Islands Branch	$120,000,000
WF Investment Holdings, LLC	$120,000,000
Barclays Bank PLC	$60,000,000

EXHIBIT A

PROJECT INNOVATION

TRANSACTION SUMMARY

Centerbridge Partners, L.P. (together with its affiliates and funds managed or advised by it or its affiliates, the “Sponsor”) and other investors (together with the Sponsor, the “Investors”)1 intend, directly or indirectly, to acquire (the “Acquisition”) the company identified to us as “Innovation” (the “Target”), all as set forth in the Acquisition Agreement (as defined on Exhibit D hereto). In connection therewith:

(a) Wok Parent LLC, a Delaware limited liability company (“Parent”), and Wok Acquisition Corp., a Delaware corporation and an indirect subsidiary of Parent (“Merger Sub”), will enter into the Acquisition Agreement with the Target, pursuant to which Merger Sub will acquire the Target by means of either (i) the purchase of a majority of the shares of the Target pursuant to a cash tender offer, a subsequent issuance of additional shares by the Target to Merger Sub (if necessary) and the substantially simultaneous consummation of a short-form merger or (ii) in the event that the cash tender offer is not successful, a merger transaction approved by the stockholders of the Target;

(b) the Investors will make cash (or, in the case of certain Investors other than the Sponsor, cash or non-cash) equity contributions (which shall be in the form of common equity or, to the extent the same would not adversely affect the ratings for the Borrower or the Credit Facilities, “qualified preferred” equity or other equity (such “qualified preferred” equity or other equity to be on terms reasonably satisfactory to the Lead Arrangers)), directly or indirectly, to Holdings (as defined below), which, in the case of cash equity, will in turn be contributed as cash common equity to Merger Sub and, which cash equity, when combined with equity of certain Investors and its subsidiaries that will be retained, rolled over or converted, if any, will constitute an aggregate amount not less than 40% of the total consolidated pro forma debt for borrowed money and equity of the Borrower and its subsidiaries on the Closing Date (as defined below) after giving effect to the Transactions (as defined below) (but without giving effect to any increase in debt incurred to fund any original issue discount (“OID”) or upfront fees pursuant to the Flex Provisions in the Fee Letter) (the “Equity Contribution”);

(c) the Borrower (as defined on Exhibit B) will obtain senior secured credit facilities comprised of (i) a $280.0 million term B loan facility and (ii) a $70.0 million revolving credit facility (collectively, the “Senior Credit Facilities”);

(d) the Borrower will (i) either (x) obtain $300.0 million in gross cash proceeds from the issuance of senior unsecured notes in a Rule 144A or other private placement (the “Senior Notes”) or (y) if and to the extent the Borrower does not, or is unable to, issue Senior Notes in the amount set forth in clause (x) above on or prior to the Closing Date, obtain up to $300.0 million, less the amount of Senior Notes, if any, issued on or prior to the Closing Date, in loans under a senior unsecured bridge facility (the “Senior Bridge Facility” and, together with the Senior Credit Facilities, the “Credit Facilities”) or

[1]

The Sponsor will be permitted to invite management to make an investment after the signing of the Acquisition Agreement, in which case, the “Investors” may include members of management of the Target and its subsidiaries.

Transaction Summary

Exhibit A – Page 1

(ii) at the option of the Borrower, the issuance of additional common equity, “qualified preferred” equity or other equity (such “qualified preferred” equity or other equity to be on terms reasonably satisfactory to the Lead Arrangers) or a combination of the foregoing, in each case, in lieu thereof;

(e) all existing third party debt for borrowed money of the Target will be repaid, redeemed, defeased, discharged, refinanced or terminated (the “Refinancing”) other than (i) indebtedness permitted to remain outstanding under the Acquisition Agreement, (ii) indebtedness permitted to be incurred under the Acquisition Agreement prior to the Closing Date and (iii) certain other indebtedness that the Borrower and the Commitment Parties reasonably agree may remain outstanding after the Closing Date (in any case excluding indebtedness under the Target’s principal credit facility with J.P. Morgan Chase Bank, N.A., as administrative agent and the lenders party thereto) (the foregoing indebtedness, together with any replacements, extensions and renewals of any such indebtedness that matures or will be terminated on or prior to the Closing Date, collectively, the “Permitted Surviving Debt”);

(f) the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions, including to fund any OID and upfront fees (the “Transaction Costs”) will be paid; and

(g) the proceeds of the Equity Contribution, the Credit Facilities and, if applicable, the Senior Notes (or common equity or, to the extent the same would not adversely affect the ratings for the Borrower or the Credit Facilities, “qualified preferred” equity or other equity (such “qualified preferred” equity or other equity to be on terms reasonably satisfactory to the Lead Arrangers)) will be used to pay the consideration and other amounts owing in connection with the Acquisition under the Acquisition Agreement, to effect the Refinancing and to pay all or a portion of the Transaction Costs.

The transactions described above are collectively referred to as the “Transactions”. For purposes of the Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the consummation of the Acquisition and the satisfaction or waiver of the relevant conditions set forth on Exhibit D and the funding of the relevant Credit Facilities.

Transaction Summary

Exhibit A – Page 2

EXHIBIT B

PROJECT INNOVATION

SENIOR CREDIT FACILITIES

SUMMARY OF TERMS AND CONDITIONS

Set forth below is a summary of the principal terms and conditions for the Senior Credit Facilities. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit B is attached or on Exhibits A, C or D (including the Annexes hereto and thereto) attached thereto.

PARTIES

Borrower:	Initially, Merger Sub, and following the consummation of the Acquisition, the Target as the survivor thereof (the “Borrower”).

Guarantors:

All obligations of the Borrower under the Senior Credit Facilities and, at the Borrower’s option, under any currency, interest rate protection or other hedging agreement and any cash management arrangement, in each case entered into with a Senior Lender (as defined below) or any person that is an affiliate of a Senior Lender at the time such transaction is entered into (collectively, the “Borrower Obligations”) will be unconditionally guaranteed on a senior basis (the “Guaranty”) by Wok Holdings Inc., a Delaware corporation and the direct parent company of the Borrower (“Holdings”), and each of the Borrower’s direct and indirect wholly-owned domestic Restricted Subsidiaries (as defined below) other than (a) immaterial subsidiaries subject to thresholds to be agreed (“Immaterial Subsidiaries”), (b) any subsidiary that is prohibited by law, regulation or contractual obligation (which contractual obligation exists on the Closing Date or at the time of acquisition of such person) from providing such Guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such Guaranty, (c) any direct or indirect domestic subsidiary the primary assets of which consist of the equity of one or more direct or indirect Foreign Subsidiaries (a “Disregarded Domestic Person”), (d) any domestic subsidiary that is a direct or indirect subsidiary of a Foreign Subsidiary (as defined below) or a Disregarded Domestic Person, (e) not-for-profit subsidiaries, captive insurance subsidiaries and special purpose entities used for permitted financings, if any, and (f) any subsidiary to the extent that the burden or cost of providing a Guaranty outweighs the benefit afforded thereby as reasonably determined by the Senior Agent and the Borrower (the “Subsidiary Guarantors”; and, collectively with Holdings, the “Guarantors”; the Borrower and the Subsidiary Guarantors, collectively, the “Loan Parties”).

For purposes of the Senior Credit Documentation (as defined below), (a) “Foreign Subsidiary” means any direct or indirect subsidiary of the Borrower organized under the laws of any

Term Sheet – Senior Credit Facilities

Exhibit B – Page 1

jurisdiction other than the United States, any state thereof or the District of Columbia and (b)
“Restricted Subsidiary” means any existing and future direct or indirect subsidiary of the
Borrower (including, as of the Closing Date, FRC Balance, LLC (d/b/a True Food Kitchen)
(“FRC Balance”)) other than any Unrestricted Subsidiary (as defined below).

Joint Lead Arrangers and Joint Bookrunners:	Wells Fargo Securities, DBSI and Barclays will act as joint lead arrangers and joint bookrunners for the Senior Credit Facilities (in such capacity, the “Senior Lead Arrangers”).

Administrative Agent and Collateral Agent:	Wells Fargo Bank will act as the sole and exclusive administrative agent and collateral agent for the Senior Lenders (in such capacities, the “Senior Agent”).

Senior Lenders:	A syndicate of banks, financial institutions and other entities, including the Initial Senior Lenders, but excluding Disqualified Institutions, arranged by the Senior Lead Arrangers and reasonably acceptable to the Borrower (collectively, and together with any party that becomes a lender by assignment as set forth under “Assignments and Participations” below, the “Senior Lenders”).

TYPES AND AMOUNTS OF SENIOR CREDIT FACILITIES

Term Loan Facility:

Type and Amount:	A 7 year term B loan facility (the “Term Facility”) in an aggregate principal amount of $280.0 million (subject to increase pursuant to the Flex Provisions) (the loans thereunder, the “Term Loans”).

Amortization:	Commencing on the last day of the first full fiscal quarter ended after the Closing Date, the Term Loans shall be repayable in equal quarterly installments of 1.00% per annum of the original principal amount of the Term Loans, with the balance payable on the date which is 7 years following the Closing Date (the “Term Loan Maturity Date”).

Availability:	The Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Term Loans may not be reborrowed.

Maturity:	The Term Loan Maturity Date.

Use of Proceeds:	The proceeds of the Term Loans will be used to finance (i) a portion of the Transactions, (ii) the Refinancing and (iii) the payment of Transaction Costs.

Revolving Facility:

Type and Amount:	A 5 year revolving loan facility (the “Revolving Facility”; and the commitments thereunder, the “Revolving Commitments”) in an

Term Sheet – Senior Credit Facilities

Exhibit B – Page 2

aggregate principal amount of $70.0 million, as such amount may be increased in accordance with Section 3 of the Commitment Letter (the loans thereunder, together with (unless the context otherwise requires) the Swingline Loans referred to below, the “Revolving Loans” and, together with the Term Loans, the “Senior Loans”).

Availability:	The Revolving Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the date that is 5 years after the Closing Date (the “Revolving Termination Date”).

Maturity:	The Revolving Commitments shall terminate and the Revolving Loans will mature on the Revolving Termination Date.

Letters of Credit:	A portion of the Revolving Facility in an amount not to exceed an amount to be agreed (but in any event not less than $35.0 million) shall be available for the issuance of letters of credit (the “Letters of Credit”) by the Senior Agent and one or more Senior Lenders reasonably acceptable to the Borrower (in such capacity, each an “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) 1 year after the date of issuance or such longer period of time as may be agreed to by the applicable Issuing Lender and (b) 5 business days prior to the Revolving Termination Date; provided that any Letter of Credit with a 1 year tenor may provide for automatic or “evergreen” renewal thereof for additional 1 year periods (which shall in no event extend beyond the date referred to in clause (b) above unless cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the Issuing Lender thereof).

Drawings under any Letter of Credit (which shall bear interest beginning on the date of such drawing) shall be reimbursed by the Borrower (whether with its own funds or, if the conditions precedent to credit extensions under the Revolving Facility are satisfied, with the proceeds of Revolving Loans) on the next business day or, if the timing of notice from the Issuing Lender does not provide the Borrower with an opportunity to timely submit a borrowing notice, within 2 business days after notice of such drawing is received by the Borrower from the relevant Issuing Lender. To the extent that the Borrower does not so reimburse the Issuing Lender within such time period, the Senior Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis based on their respective Revolving Commitments.

Letters of Credit may be issued on the Closing Date in the ordinary course of business and to replace or provide credit support for any existing letters of credit (including by “grandfathering” such

Term Sheet – Senior Credit Facilities

Exhibit B – Page 3

existing letters of credit into the Revolving Facility).

Swingline Loans:	A portion of the Revolving Facility in an amount not to exceed an amount to be agreed (but in any event not less than $10.0 million) shall be available for swingline loans (the “Swingline Loans”) from the Senior Agent (in such capacity, the “Swingline Lender”) on same-day notice if such notice is provided before a time of day to be agreed. Any Swingline Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Senior Lender under the Revolving Facility shall be irrevocably and unconditionally obligated to purchase, under certain circumstances, a participation in each Swingline Loan on a pro rata basis based on its respective Revolving Commitment.

Use of Proceeds:	The proceeds of the Revolving Loans may be used (a) on the Closing Date, in an aggregate principal amount of up to $10.0 million to the extent required to account for OID and/or to pay fees required as a result of the exercise of the Flex Provisions (excluding, for the avoidance of doubt, amounts in respect of Letters of Credit issued on the Closing Date) and (b) after the Closing Date, to finance the working capital needs and other general corporate purposes of the Borrower and its subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses (in each case, including in connection with the Acquisition), other investments, restricted payments and any other purpose not prohibited by the Senior Credit Documentation).

Incremental Facility:	The Borrower will have the right, from time to time, on one or more occasions (in minimum amounts to be agreed), to (a) add one or more incremental term facilities and/or increase the Term Facility (each, an “Incremental Term Facility”) and/or (b) increase commitments under the Revolving Facility (each, an “Incremental Revolving Facility” and together with any Incremental Term Facilities, each, an “Incremental Facility”, and collectively, the “Incremental Facilities”) in an aggregate principal amount (x) not to exceed $75.0 million, plus (y) in the case of an Incremental Facility that serves to effectively extend the maturity of the Term Facility and/or the Revolving Facility, an amount equal to the reductions in the Term Facility and/or the Revolving Facility to be replaced with such Incremental Facility, plus (z) an unlimited amount so long as in the case of this clause (z) after giving effect to such Incremental Facility, the Net Senior Secured Lease-Adjusted Leverage Ratio (as defined below) does not exceed 4.00:1.00 (calculated on a pro forma basis and assuming all of such Incremental Facility and any Refinancing Facilities or Refinancing Notes solely in respect of any such Incremental Facility incurred pursuant to this clause (z) (or any permitted refinancing thereof) is secured by a lien that is not subordinated to other liens for the term of the Senior Credit Documentation, whether or not so secured and, in the case of any

Term Sheet – Senior Credit Facilities

Exhibit B – Page 4

Incremental Revolving Facility, a full drawing of such Incremental Revolving Facility), in each case on terms and conditions agreed by the Borrower and the relevant Incremental Facility lenders; provided, that, at the time of the addition thereof:

(i)	no default or event of default exists or would exist after giving effect thereto;

(ii)	any Incremental Term Facility with respect to the Term Facility will have a final maturity date no earlier than the then-existing Term Loan Maturity Date;

(iii)	the weighted average life to maturity applicable to each Incremental Term Facility shall not be shorter than the weighted average life to maturity of the then-existing Term Facility;

(iv)	the yield applicable to any Incremental Facility will be determined by the Borrower and the lenders providing such Incremental Facility and (a) in the case of any Incremental Term Facility that is pari passu in right of payment and with respect to security, such yield will not be more than 0.50% higher than the corresponding yield applicable to the existing Term Facility and (b) in the case of any Incremental Revolving Facility, shall not be higher than the corresponding yield applicable to the existing Revolving Facility, unless (i) in the case of any Incremental Term Facility, the yield with respect to the existing Term Facility is adjusted to be equal to the yield with respect to the relevant Incremental Term Facility, minus, 0.50% and (ii) in the case of any Incremental Revolving Facility, the yield with respect to the existing Revolving Facility is adjusted to be equal to the yield with respect to the Incremental Revolving Facility; provided, that in determining the applicable yield: (w) original issue discount or upfront fees paid by the Borrower in connection with such Incremental Facility or the Term Facility, as applicable (based on a 4-year average life to maturity or lesser remaining life to maturity), shall be included, (x) the Applicable Margin and any amendments to the Applicable Margin on the relevant existing Senior Credit Facilities that became effective subsequent to the Closing Date but prior to the time of the addition of such Incremental Facility shall be included, (y) arrangement, commitment, structuring and underwriting fees and any amendment fees paid or payable to the Senior Lead Arrangers (or their affiliates) in their respective capacities as such in connection with any of the existing Senior Credit Facilities or to one or more arrangers (or their affiliates) in their capacities as

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such applicable to such Incremental Facility shall be excluded and (z) if such Incremental Facility includes any interest rate floor greater than that applicable to the Term Facility or Revolving Facility, as applicable, and such floor is applicable to the Term Facility or Revolving Facility on the date of determination, such excess amount shall be equated to yield for determining the increase;

	(v)	any Incremental Term Facility will rank pari passu or junior in right of payment and pari passu or junior with respect to security with the other Senior Credit Facilities or may be unsecured (and to the extent subordinated in right of payment or security, subject to intercreditor arrangements reasonably satisfactory to the Senior Agent);

	(vi)	any Incremental Term Facility that is pari passu in right of payment shall share ratably in any prepayments of the Term Facility unless the Borrower and the lenders in respect of such Incremental Term Facility elect lesser payments;

	(vii)	all fees and expenses owing in respect of such increase to the Senior Agent shall have been paid; and

	(viii)	the Senior Agent shall have received customary legal opinions, board resolutions and other customary closing certificates reasonably requested by the Senior Agent and consistent in form with those delivered on the Closing Date.

Any Incremental Facility may be provided by existing Senior Lenders or, subject to the reasonable consent of the Senior Agent (and in the case of any Incremental Revolving Facility, the Swingline Lender and each Issuing Lender), other persons who become Senior Lenders in connection therewith if such consent would be required under the heading “Assignments and Participations” below for assignments or participations of Senior Loans or commitments, as applicable, to such person; provided, that no existing Senior Lender will be obligated to provide any such Incremental Facility.

The proceeds of any Incremental Facility may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of Permitted Acquisitions (as defined below) and other investments and any other use not prohibited by the Senior Credit Documentation.

Refinancing Facility:	The Borrower shall have the right to refinance and/or replace the Senior Loans under the Term Facility (and loans under any

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Incremental Term Facility) and/or Senior Loans and commitments under the Revolving Facility (and loans and commitments under any Incremental Revolving Facility) in whole or in part with (x) one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility” and, together with any Refinancing Term Facility, a “Refinancing Facility” or the “Refinancing Facilities”) under the Senior Credit Documentation with the consent of the Borrower and the institutions providing such Refinancing Facility and/or (y) one or more series of notes or loans, in the case of each of clauses (x) and (y), that will be pari passu or junior in right of payment and be secured by the Collateral on a pari passu or junior basis with the remaining portion of the Senior Credit Facilities or be unsecured (such notes or loans, the “Refinancing Notes”); provided, that (a) any Refinancing Facility or issue of Refinancing Notes that is pari passu or junior with respect to the security shall be subject to a customary intercreditor agreement the material terms of which shall be reasonably acceptable to the Senior Agent and the Borrower, (b) no Refinancing Term Facility or Refinancing Notes shall mature prior to the latest maturity date of the Senior Credit Facilities being refinanced or replaced, and in the case of the Term Facility, no Refinancing Term Facility or Refinancing Notes shall have a shorter weighted average life than the Senior Loans under such Senior Credit Facility being refinanced or replaced, (c) no Refinancing Revolving Facility shall mature prior to the maturity date of the Revolving Loans or commitments being refinanced, (d) such Refinancing Facility or Refinancing Notes shall have pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Borrower and the lenders party thereto, (e) the other terms and conditions (excluding those referenced in clauses (b) through (d) above) of such Refinancing Facility or Refinancing Notes shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders providing such Refinancing Facility or Refinancing Notes than, those applicable to the Senior Loans or commitments being refinancing or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the relevant Senior Loans or commitments existing at the time of such refinancing or replacement) or such terms shall be current market terms for such type of indebtedness and (f) the aggregate principal amount of any Refinancing Facility or any Refinancing Notes shall not exceed the aggregate principal amount of indebtedness and commitments being refinanced or replaced therewith, plus interest, premiums, fees and expenses or to the extent otherwise permitted under the Senior Credit Documentation.

CERTAIN PAYMENT PROVISIONS

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Interest Rates and Fees:	As set forth on Annex I hereto.

Closing Fees:	As set forth in the Fee Letter.

Optional Prepayments and Commitment Reductions:	Senior Loans may be prepaid and commitments may be reduced, in whole or in part, subject to the premium provided below, in minimum amounts to be agreed, at the option of the Borrower at any time upon 1 business day’s (or, in the case of a prepayment of Eurodollar Loans (as defined on Annex I hereto), 3 business days’) prior notice, subject to reimbursement of the Senior Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period. Optional prepayments of the Term Loans shall be applied to the Term Loans and the installments thereof as directed by the Borrower (or in the absence of direction from the Borrower, in the direct order of maturity).

Term Loan Prepayment Fee:	If, on or prior to the date that is 6 months after the Closing Date, (i) (a) the Borrower enters into any amendment to the Senior Credit Documentation applicable to all or a portion of the Term Loans or (b) incurs any indebtedness the proceeds of which are used to prepay the Term Facility or any Incremental Term Facility, in whole or in part, and (ii) in either case, (a) the primary purpose of such amended or new indebtedness is to reduce the all-in-yield applicable to the Term Loans and (b) such amended or new debt has a lower yield (calculated in manner set forth under clause (iv) under the heading “Incremental Facility”) than the yield, as the case may be, applicable to all or a portion of the Term Facility or Incremental Term Facility so prepaid (other than as a result of any fluctuation of any “base rate”), in each case, the Borrower shall pay to the Senior Agent, for the ratable account of the applicable Senior Lenders thereunder, a premium in an amount equal to 1.00% of the principal amount prepaid or refinanced on or prior to the date that is 6 months after the Closing Date, but excluding, in any case, any refinancing or repricing of Term Loans in connection with a “Change of Control” transaction.

Mandatory Prepayments:	The following amounts shall be applied to prepay the Term Loans, in each case with carveouts and exceptions consistent with the Documentation Considerations:

(a) 100% of the net cash proceeds of any incurrence of debt by the Borrower and its Restricted Subsidiaries (other than (i) the net cash proceeds of any permitted offering of debt securities applied to repay Initial Senior Bridge Loans or Senior Extended Term Loans and (ii) debt otherwise permitted under the Senior Credit Documentation (other than indebtedness pursuant to a Refinancing Facility or Refinancing Notes)), subject to the terms of the Senior Bridge Credit Documentation;

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(b) 100% of the net cash proceeds above a threshold to be agreed of any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) by the Borrower or any of its Restricted Subsidiaries, except for (i) sales or other dispositions of inventory, (ii) sales or other dispositions of obsolete or worn-out property, (iii) sales or other dispositions of property no longer useful in such person’s business, and (iv) other customary exceptions to be agreed upon (subject to reinvestment of such proceeds in assets useful in the operations of the Borrower or its subsidiaries within 12 months following receipt (or if the Borrower or its subsidiaries have committed to reinvest such proceeds within such 12 month period, reinvestment within 6 months following such 12 month period)); and

(c) 50% of Excess Cash Flow (to be defined but in any event to take into account the provisions described below) for each fiscal year of the Borrower (commencing with the first full fiscal year ended after the Closing Date); provided, that (i) the foregoing percentage shall be reduced to 25% and 0% for any fiscal year at Net Senior Secured Lease-Adjusted Leverage Ratio levels (at the time of the respective payment) to be agreed, (ii) at the option of the Borrower, the amount of such Excess Cash Flow prepayment shall be reduced dollar-for-dollar by the amount of voluntary prepayments (other than prepayments at a discount to par or as contemplated below under the heading “Assignments and Participations”) of the Term Loans, any Incremental Term Facility and the Revolving Facility and any Incremental Revolving Facility (to the extent accompanied by a permanent reduction of the relevant commitment), in each case made prior to any Excess Cash Flow prepayment date, and except to the extent financed with long-term indebtedness (other than revolving indebtedness) or the net cash proceeds of sales of assets, and (iii) Excess Cash Flow shall be reduced by amounts used for capital expenditures, acquisitions, certain other investments (including investments in joint ventures) and certain restricted payments made during such fiscal year and, at the option of the Borrower, committed to be made during such fiscal year and made prior to the date that is 90 days after the end of such fiscal year (except to the extent financed with long-term indebtedness (other than revolving indebtedness) or the net cash proceeds of sales of assets); provided, further that it is understood that gains on and working capital generated by any asset sale the proceeds of which are applied as a mandatory prepayment or which reduced amounts deducted from Excess Cash Flow in the manner described in clauses (ii) and (iii) above shall be excluded in the calculation of Excess Cash Flow.

Mandatory prepayments of the Term Loans shall be applied to the installments thereof as directed by the Borrower (or in the absence of direction from the Borrower in the direct order of maturity) , subject to no less than ratable treatment for existing Term Loans

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after the incurrence of any Incremental Term Facility or extended Term Loans.

Any Lender (each a “Declining Lender”) may elect not to accept any mandatory prepayment, but in the case of clause (a) above, solely to the extent not representing a refinancing of the Term Loans. Any prepayment amount declined by a Declining Lender may be retained by the Borrower (such declined payment, the “Declined Proceeds”) and will be an addition to the Available Basket (as defined below); provided that such amounts will not be added to the Available Basket for purposes of making any Restricted Payment.

The Revolving Loans and Swingline Loans shall be prepaid and the Letters of Credit shall be cash collateralized or otherwise “backstopped” or replaced to the extent all such extensions of credit under the Revolving Facility exceed the Revolving Commitments.

COLLATERAL	Subject to the Certain Funds Provision and the provisions of the immediately following paragraphs, the Borrower Obligations and the obligations of each other Loan Party under the Guaranty shall be secured by a perfected first-priority security interest in and liens on (subject to liens and other exceptions to be set forth in the Senior Credit Documentation, including, without limitation, liens expressly permitted to exist on the Closing Date pursuant to the Acquisition Agreement and otherwise set forth below) substantially all of the Loan Parties’ tangible and intangible assets and the proceeds thereof (including, without limitation, a pledge of 100% the capital stock of the Borrower (which shall be owned by Holdings) and a pledge of the capital stock of each Loan Party’s direct subsidiaries, but limited, in the case of Foreign Subsidiaries and Disregarded Domestic Persons, to 65% of the voting capital stock of any material first-tier Foreign Subsidiary or material Disregarded Domestic Person) (the “Collateral”).

Notwithstanding the foregoing, the Collateral will exclude (a) vehicles and other assets subject to certificates of title, (b) commercial tort claims below a threshold amount to be agreed, (c) letter of credit rights below a threshold amount to be agreed to the extent not perfected by the filing of a UCC-1 financing statement, (d) all leasehold real property, (e) all fee-owned real property with a fair market value (as reasonably estimated by the Borrower) of less than an amount to be agreed, (f) interests in partnerships, joint ventures and non-wholly-owned subsidiaries which, except as otherwise provided in clause (g) below, cannot be pledged without the consent of one or more third parties, (g) the capital stock of Immaterial Subsidiaries, captive insurance subsidiaries, not-for-profit subsidiaries, special purpose entities used for securitization facilities, Unrestricted Subsidiaries and non-wholly-owned subsidiaries of the Target under the “partnership

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system” disclosed in the Form 10-K that the Target filed in respect of the fiscal year ended January 1, 2012 (the “2011 Target 10-K”), (h) margin stock, (i) any property and assets the pledge of which would require governmental consent, approval, license or authorization, (j) all foreign intellectual property and any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law and (k) other exceptions to be agreed consistent with the Documentation Considerations or otherwise reasonably satisfactory to the Senior Agent and the Borrower.

Notwithstanding anything to the contrary contained herein, (a) the Loan Parties shall not be required to grant a security interest in any asset or perfect a security interest in any Collateral to the extent (i) the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Borrower and the Senior Agent or (ii) the granting of a security interest in such asset would be prohibited by enforceable anti-assignment provisions of contracts or applicable law or would violate the terms of any contract relating to such asset (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law) or would trigger termination of any contract pursuant to any “change of control” or similar provision, (b) no actions shall be required in order to create or perfect any security interest in any assets located outside of the United States and no foreign law security or pledge agreements shall be required, (c) any required mortgages will be permitted to be delivered after the Closing Date, (d) the Loan Parties shall not be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement and (e) assets requiring perfection through control agreements or other control arrangements (other than control of pledged capital stock to the extent otherwise required above) shall not be required to be perfected.

CERTAIN CONDITIONS

Post-Closing Conditions:	The making of each Revolving Loan and the issuance, amendment, modification, renewal or extension of a Letter of Credit (other than any amendment, modification, renewal or extension of a Letter of Credit which does not increase the face amount of such Letter of Credit) after the Closing Date, in each case, shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the Senior Credit Documentation, (b) there being no default or event of default in existence at the time of, or after

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giving effect to the making of, such extension of credit and (c) delivery of a customary borrowing notice or request for issuance of a Letter of Credit, as applicable.
DOCUMENTATION
Senior Credit Documentation:	The definitive financing documentation for the Senior Credit Facilities (the “Senior Credit Documentation”) shall contain the terms and conditions set forth in the Commitment Letter and such other terms as the Borrower and the Senior Lead Arrangers shall agree; it being understood and agreed that the Senior Credit Documentation shall: (a) not be subject to any conditions to the availability and initial funding of the Senior Credit Facilities on the Closing Date other than as set forth on Exhibit D; (b) subject to the right to exercise the Flex Provisions, contain only those mandatory prepayments, representations and warranties, affirmative, financial and negative covenants and events of default expressly set forth in this Term Sheet, in each case, applicable to the Borrower and its Restricted Subsidiaries (and Holdings in certain circumstances) and with standards, qualifications, thresholds and exceptions for materiality or otherwise and “baskets” to be agreed and grace and cure periods consistent (where applicable) with the Documentation Considerations; (c) give due regard to (i) the operational and strategic requirements of the Borrower, the Target and their respective subsidiaries in light of their consolidated capital structure, size, industry and practices (including, without limitation, the leverage profile and projected free cash flow generation of the Borrower, the Target and their respective subsidiaries and those items reflected in the schedules to the Acquisition Agreement and the 2011 Target 10-K (including, without limitation, the obligations in respect of the Target’s investment in FRC Balance), in each case, after giving effect to the Transactions and (ii) the model dated April 27, 2012 by the Sponsor (as adjusted for changes in the Credit Facilities and the Senior Notes and changes set forth in the Flex Provisions and increases in interest rate applicable to the assumed rate of the Senior Notes set forth in the model or changes reasonably agreed with the Lead Arrangers) (the “Projections”) and be generally consistent with sponsor transactions consummated within the 12 months preceding the date of the Commitment Letter (this clause (c), collectively, the “Documentation Considerations”); and (d) be negotiated in good faith by the Borrower and the Senior Lead Arrangers to finalize such Senior Credit Documentation, giving effect to the Certain Funds Provisions, as promptly as practicable after the acceptance of the Commitment Letter.

Representations and Warranties:	Limited to the following: organizational existence; organizational power and authority; due authorization, execution and delivery of the Senior Credit Documentation; enforceability of the Senior Credit Documentation; no conflicts of the Senior Credit Documentation with applicable law, organizational documents or

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contractual obligations; financial statements; no Material Adverse Effect (as defined below); compliance with all applicable laws and regulations (including, without limitation, Regulations T, U and X, FCPA, OFAC and the PATRIOT Act); governmental and third party approvals and consents (as such approvals and consents pertain to the Senior Credit Documentation); ERISA and labor matters; environmental regulations and liabilities; absence of material litigation; ownership of property (including intellectual property); payment of taxes and other similar obligations; Federal Reserve margin regulations; Investment Company Act; accuracy of disclosure as of the Closing Date (to be consistent with the “10b-5” representation set forth in the Commitment Letter to which this Exhibit B is attached); subsidiaries as of the Closing Date; solvency (to be defined in a manner consistent with Annex I to Exhibit D) of the Borrower and its Restricted Subsidiaries, taken as a whole, on the Closing Date; and the creation, validity and perfection of security interests, subject in all respects, on the Closing Date, to the Certain Funds Provision.

“Material Adverse Effect” means any event or circumstance which has a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Senior Agent under the Senior Credit Documentation or (iii) the ability of the Borrower and the Guarantors (taken as a whole) to perform their payment obligations under the Senior Credit Documentation; provided, that for purposes of the representations and warranties made on the Closing Date, other than with respect to the Specified Representations and the representations and warranties regarding compliance with Regulations T, U and X, “Material Adverse Effect” shall mean “Closing Date Material Adverse Effect”.

Affirmative Covenants:	Limited to the following: delivery of annual audited financial statements within 105 days of the end of each fiscal year and quarterly unaudited financial statements (for each of the first 3 fiscal quarters of each fiscal year) within 60 days of the end of the first 2 full fiscal quarters ending after the Closing Date and within 45 days of the end of each fiscal quarter ending thereafter, together with management’s discussion and analysis, an annual budget within 45 days of the end of each fiscal year; covenant compliance certificates; and other information reasonably requested by the Senior Agent; notices of default and certain other events that would reasonably be expected to have a Material Adverse Effect; maintenance of books and records; maintenance of existence and necessary rights, privileges, licenses and permits; compliance with laws (including PATRIOT Act and ERISA and environmental laws); maintenance of property and insurance; payment of taxes and other similar obligations; right to inspect property and books and records (subject to frequency and cost reimbursement limitations);

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commercially reasonable efforts to maintain the corporate and corporate family ratings by each of S&P and Moody’s (but not to maintain a specific rating), respectively; use of proceeds; designation of Unrestricted Subsidiaries; and further assurances on Collateral matters (including, without limitation, with respect to additional guarantees and security interests in after-acquired property), subject to the parameters set forth under “COLLATERAL” above.

Financial Covenant:

Limited to the following, measured for the Borrower and its Restricted Subsidiaries (the “Financial Covenant”):

Maximum Net Senior Secured Lease-Adjusted Leverage Ratio: to be defined as the ratio of (i) the sum of (a) consolidated senior secured debt (comprised of senior debt for borrowed money, purchase money indebtedness and capital leases secured by a lien, in each case that is not subordinated to other liens, net of (x) unrestricted cash and cash equivalents whether or not held in a pledged account and (y) cash and cash equivalents restricted in favor of the Senior Credit Facilities (which may also include cash and cash equivalents securing other indebtedness secured on a pari passu or junior basis by a lien on the Collateral along with the Senior Credit Facilities), in each case, such unrestricted cash and restricted cash and cash equivalents to be determined in accordance with generally accepted accounting principles) plus (b) an amount equal to 8.00x Cash Rental Expense (to be defined in a manner consistent with the Documentation Considerations) to (ii) trailing 4-quarter Consolidated EBITDAR (to be defined in a manner consistent with the Documentation Considerations).

The Senior Credit Documentation will also include a limitation on Capital Expenditures on the terms set forth below.

For purposes of the Senior Credit Documentation, “Capital Expenditures” will be defined as all capital expenditures of the Borrower and its Restricted Subsidiaries, determined in accordance with GAAP, subject to certain adjustments to be agreed in a manner consistent with the Documentation Considerations.

To the extent that the amount of Capital Expenditures made by the Borrower and its Restricted Subsidiaries in any fiscal year is less than the amount of Capital Expenditures permitted for such fiscal year, the amount of such difference may be carried forward and used in the next succeeding fiscal year and only that year (with the carryover amount being utilized first). In connection with any acquisition, the limitation on Capital Expenditures shall be increased by 100% of the quotient obtained by dividing (i) the amount of the Capital Expenditures of the relevant acquired person for the 12 full fiscal quarters immediately preceding such

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acquisition for which financial statements are available by (ii) 3.

Financial Covenant levels will be set to reflect a minimum 30% cushion to Consolidated EBITDA in the Projections. Capital Expenditure levels will be set to reflect a 30% cushion to budgeted Capital Expenditures in the Projections.

If any Flex Provision is actually exercised, whether before or after the Closing Date, the covenant levels for the Financial Covenant shall be adjusted in the Senior Credit Documentation (or pursuant to an amendment thereto) in order to maintain the cushions described above (as the cushions may be modified pursuant to the Flex Provisions).

For purposes of the Senior Credit Documentation, (a) any obligation of a person under a lease that is not (or would not be) required to be classified and accounted for as a capitalized lease on a balance sheet of such person under GAAP as in effect as of the date on which the Senior Credit Documentation is initially entered into shall not be treated as a capitalized lease as a result of the adoption of changes in GAAP or changes in the application of GAAP and (b) any obligation of a person under a lease that is (or would be) required to be classified and accounted for as a capitalized lease on a balance sheet of such person under GAAP as in effect on the date on which the Senior Credit Documentation is initially entered into shall be treated as a capitalized lease regardless of the adoption of changes in GAAP or change in the application of GAAP.

For purposes of calculating the Financial Covenant and other financial ratios (including any component definitions thereof), (a) pro forma effect will be given to acquisitions, investments, certain dispositions and specified transactions, including the Acquisition and (b) pro forma adjustments (certified by the chief financial officer or other equivalent officer) will be included for operating improvements, restructurings, cost savings and similar initiatives and synergies in a manner to be mutually agreed, subject to customary limitations.

The cash proceeds of a sale of, or contribution to, equity (which equity shall be common equity, “qualified” preferred equity[2] or other equity (such other equity to be on terms reasonably acceptable to the Senior Agent)) of the Borrower during any fiscal quarter and

[2]

To consist of any equity interest that does not mature and is not mandatorily redeemable pursuant to a sinking fund obligation or otherwise or require mandatory prepayments such as dividends (in each case except as a result of an initial public offering, change of control or asset sale) prior to the 91st day after the Term Loan Maturity Date (provided, that if such equity interests are issued pursuant to an equity or incentive compensation or benefit plan or arrangement of Holdings, the Borrowers or any of their subsidiaries, such equity interests shall not constitute “disqualified equity interests” solely because they may be required to be repurchased by Holdings, the Borrowers or any of their subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability).

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on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDAR for purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDAR, a “Specified Equity Contribution”); provided, that (a) in each 4 consecutive fiscal quarter period, there must be at least 2 fiscal quarters (which need not be consecutive) in which no Specified Equity Contribution is made, (b) no more than 6 Specified Equity Contributions may be made in the aggregate, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenant and (d) the Specified Equity Contribution shall be counted only as Consolidated EBITDAR and solely for the purpose of calculating Consolidated EBITDAR for purposes of determining compliance with the Financial Covenant and shall not be included for any other purposes (including any reduction in indebtedness effected with the proceeds of any Specified Equity Contribution), in each case during any fiscal quarter in which it is otherwise included in Consolidated EBITDAR. The Senior Credit Documentation will contain a standstill provision with regard to exercise of remedies related to any breach of the Financial Covenant during the period in which any Specified Equity Contribution will be made after delivery of written notice to the Senior Agent of the Borrower’s intention to cure the Financial Covenant with the proceeds of the Specified Equity Contribution.

Negative Covenants:	Limited to the following and applicable to the Borrower and its Restricted Subsidiaries (except that clause (m) below shall be applicable to Holdings):

	(a)	indebtedness (including guarantee obligations in respect of indebtedness);

	(b)	liens;

	(c)	mergers, consolidations, liquidations and dissolutions;

	(d)	sales, dispositions or transfers (“Dispositions”) of assets;

	(e)	dividends or distributions on, or redemptions or repurchases of, the capital stock of the Borrower or Holdings (“Restricted Payments”);

	(f)	acquisitions, investments, loans and advances (“Investments”);

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(g)	payments in cash on material subordinated debt, the Senior Notes, the Senior Extended Term Loans, the Senior Exchange Notes, material lien subordinated debt and other material debt to be agreed;

(h)	burdensome agreements (negative pledge clauses and dividend blockers);

(i)	changes in business;

(j)	transactions with affiliates (with exceptions to permit (i) payment of management, monitoring, consulting, transaction, oversight, advisory and similar fees to the Sponsor (subject to a cap to be agreed and no event of default then continuing (it being understood that such fees shall accrue during the continuance of any event of default and may be paid when such event of default is no longer continuing)) and payment of all of the Sponsor’s expenses and indemnification claims in connection with the performance of such services under an agreement with the Sponsor) and (ii) transactions among the Borrower and its Restricted Subsidiaries (including in respect of True Food Kitchen restaurants, joint ventures and in connection with the Target’s partnership program);

(k)	changes in fiscal year;

(l)	amendments of organizational documents that are materially adverse to the Senior Lenders; and

(m)	passive holding company;

provided, that the limitations on Capital Expenditures, Investments, Restricted Payments and Restricted Debt Payments referenced above shall be subject to a carve-out in the amount of a building basket (the “Available Basket”) that will be based on the retained portion of Excess Cash Flow and include the cash proceeds of common or “qualified preferred” equity (other than any Specified Equity Contribution) issued by or contributed to the Borrower, Declined Proceeds and other customary amounts, subject, other than in the case of any amounts attributable to the cash proceeds of equity, to customary conditions to be agreed.

The Senior Credit Documentation will permit the Borrower and its Restricted Subsidiaries to make acquisitions of all or substantially all of the assets of any person or any line of business or division thereof, or of a majority of the equity interests of any person (but in any event to include any Investments in a Restricted Subsidiary which serves to increase the Borrower’s or its Restricted Subsidiaries’ respective equity ownership therein) and invest in joint ventures (each, a “Permitted Acquisition”), in each case so

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long as the Borrower is in compliance, on a pro forma basis with the Financial Covenant and there is no event of default under the Senior Credit Facilities on the date the agreement for such Permitted Acquisition is executed. Permitted Acquisitions of and investments in (a) entities that do not become Guarantors or (b) assets that are not acquired by the Borrower or a Guarantor will be limited in an aggregate amount and manner to be agreed consistent with the Documentation Considerations; provided that, in the case of each of clauses (a) and (b), such limitation shall not apply to the extent made with the proceeds of sales of, or contributions to, the equity of the Borrower.

The Senior Credit Documentation will contain provisions pursuant to which, subject to customary limitations on Investments in Unrestricted Subsidiaries, the Borrower will be permitted to designate (or re-designate) any existing or subsequently acquired or organized Restricted Subsidiary as an “unrestricted subsidiary” (each, an “Unrestricted Subsidiary”) and designate (or re-designate) any such Unrestricted Subsidiary as a Restricted Subsidiary; provided, that after giving effect to any such designation or re-designation the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the Financial Covenant for the most recent determination period for which financial statements are available and no default or event of default shall exist or shall result therefrom. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an investment for purposes of the investment covenant in the Senior Credit Documentation. Unrestricted Subsidiaries (and the sale of any equity interests therein or assets thereof) will not be subject to the mandatory prepayment, representations and warranties, affirmative or negative covenants, Financial Covenant or event of default provisions of the Senior Credit Documentation.

Events of Default:	Limited to the following: nonpayment of principal when due; nonpayment of interest, fees or other amounts after 5 business days; material inaccuracy of a representation or warranty when made or deemed made; violation of a covenant (subject, in the case of affirmative covenants (other than notices of default or maintenance of the Borrower’s corporate existence), to a grace period of 30 days following written notice from the Senior Agent); cross-default to material indebtedness (including hedging agreements); bankruptcy events with respect to Holdings, the Borrower or a material Restricted Subsidiary; ERISA events subject to Material Adverse Effect; material unpaid, final judgments that have not been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; actual (or assertion by a Loan Party in writing of the) invalidity of any material guarantee, material security document or subordination provisions in respect of material indebtedness; and a change of control (as described below).

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The definition of “change of control” will require majority ownership of voting stock[3] by Permitted Holders (as defined below) prior to any initial public offering and, thereafter a “change of control” will be triggered if another person or group (other than any employee benefit plan and/or person acting as the trustee, agent or other fiduciary or administrator) acquires more than the greater of 35% of the outstanding voting stock of Holdings and the percentage of then outstanding voting stock of Holdings held, directly or indirectly, by the Permitted Holders. A “change of control” will also be triggered if (a) after an initial public offering, a majority of the seats (other than vacant seats) on the board of directors (or equivalent governing body) of Holdings shall at any time be occupied by persons who were not (i) nominated by a majority of the then-serving members of the board of directors of Holdings, (ii) appointed by directors so nominated or (iii) elected or nominated to the board of directors of Holdings by Permitted Holders or (b) Holdings ceases to own 100% of the Borrower. “Permitted Holders” will be defined to include (x) the Investors and management so long as, in the case of this clause (x), the Sponsor beneficially owns more than 50% of the voting stock held by the Investors and management and (y) any person or entity with which the Investors and management form a “group” (within the meaning of the federal securities laws) so long as, in the case of this clause (y), the Sponsor beneficially owns more than 50% of the relevant voting stock owned by that group.

Voting:	Amendments and waivers of the Senior Credit Documentation will require the approval of Senior Lenders (that are non-defaulting Senior Lenders) holding more than 50% of the aggregate amount of the Term Loans and the Revolving Commitments (the “Senior Required Lenders”), except that (a) the consent of each Senior Lender directly and adversely affected thereby (but not the Senior Required Lenders) shall be required with respect to (i) reductions in the principal amount of any Senior Loan owed to such Senior Lender, (ii) extensions of the final maturity of any Senior Loan owed to such Senior Lender or the due date of any scheduled amortization, interest or fee payment (other than for purposes of administrative convenience), (iii) reductions in the rate of interest (other than a waiver of default interest) or the amount of any fees owed to such Senior Lender (it being understood that any change in the definitions of any ratio used in the calculation of such rate of interest or fees (or the component definitions) shall not constitute a reduction in any rate of interest or fees), (iv) increases in the amount (other than with respect to any Senior Incremental Facility to which such Senior Lender has agreed) of such Senior Lender’s commitment (it being understood that a waiver of any condition

[3]

To be defined in a manner consistent with the Documentation Considerations and consisting of stock with ordinary power to vote in the election of members of the board of directors (other than stock having such power only by reason of the happening of a contingency).

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Exhibit B – Page 19

precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an increase of any commitment of any Senior Lender) and (v) extensions of the expiry date of such Senior Lender’s commitment (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an extension of any commitment of any Senior Lender), (b) the consent of 100% of the Senior Lenders shall be required with respect to (i) reductions of any of the voting percentages set forth in the definition of “Senior Required Lenders”, (ii) releases of all or substantially all of the Collateral and (iii) releases of all or substantially all of the value of the Guaranty (other than, in the cases of clauses (ii) and (iii) above, in accordance with the Senior Credit Documentation), (c) changes to the pro rata sharing provisions that adversely affect the allocation of payments to a class of Senior Lenders shall require the consent of a majority of the Senior Lenders of such class and (d) customary protections for the Senior Agent, the Swingline Lender and the Issuing Lenders will be provided.

Modifications to provisions regarding pro rata payments or sharing of payments, in each case, in connection with loan buy-back or similar programs, “amend and extend” transactions or adding one or more tranches (which may, but are not required to be new money tranches) of debt and the like not otherwise contemplated hereby shall only require approval of the Senior Required Lenders, and non-pro rata distributions and commitment reductions will be permitted in connection with any such loan buy-back or similar programs, amend and extend transactions or debt and as contemplated hereby.

The Senior Credit Documentation will contain provisions to permit the amendment and extension and/or replacement of the Senior Credit Facilities (including any Incremental Facility), which may be provided by the existing Senior Lenders or, subject to the reasonable consent of the Senior Agent (and, in the case of any Revolving Facility, the Swingline Lender and each Issuing Lender) if required under the heading “Assignments and Participations” below, other persons who become Senior Lenders in connection therewith, in each case without the consent of any other Senior Lender. In connection with any such extension involving the Revolving Facility, customary protections for the Senior Agent, the Issuing Lenders and the Swingline Lender shall be provided, and their consent shall be required for any extension of the Revolving Facility.

The Senior Credit Documentation will permit the Senior Agent and the Borrower to enter into one or more amendments thereto to incorporate the provisions of any Incremental Facility made available in accordance with the Senior Credit Documentation

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without any Senior Lender’s consent, so long as the purpose of such amendment is solely to incorporate the appropriate provisions for such Incremental Facility in the Senior Credit Documentation.

The Senior Credit Documentation shall contain provisions allowing the Borrower to replace a Senior Lender in connection with amendments and waivers requiring the consent of all Senior Lenders or of all Senior Lenders directly affected thereby (so long as the Senior Required Lenders consent), increased costs, taxes, etc. and “defaulting” or insolvent Senior Lenders; provided that the Senior Lender being replaced shall have received payment of an amount equal to the outstanding principal of its loans, accrued interest thereon, accrued fees and all other amounts payable to it under the Senior Credit Documentation; provided further that amounts payable to a defaulting lender shall be escrowed in the manner described under the heading “Defaulting Lenders” below.

Defaulting Lenders:	The Senior Credit Documentation shall contain customary limitations on and protections with respect to “defaulting” Senior Lenders, including, but not limited to, non-payment/escrow of amounts owed to any such defaulting Senior Lender to secure its obligations (including its obligation to fund Revolving Loans and to purchase participations in Letters of Credit and Swingline Loans), exclusion for purposes of voting and customary cash collateralization of Letters of Credit and Swingline Loan participations for so long as such Senior Lender is a defaulting Senior Lender (after automatic reallocation among non-defaulting Senior Lenders with a Revolving Commitment up to an amount such that the Revolving Facility exposure of such non-defaulting Senior Lenders does not exceed their Revolving Commitments).

Assignments and Participations:	The Senior Lenders shall be permitted to assign all or a portion of their Senior Loans and commitments (other than to any Disqualified Institution and other than to Holdings, the Borrower and its subsidiaries, except as expressly provided hereunder) with the consent of (a) the Borrower (not to be unreasonably withheld), unless a payment or bankruptcy (with respect to the Borrower) event of default has occurred and is continuing or such assignment is to a Senior Lender, an affiliate of a Senior Lender or an Approved Fund (as defined below) (but if in respect of the Revolving Facility, only to another Senior Lender under the Revolving Facility) (provided, that, the Borrower shall be deemed to have consented, other than in respect of a Disqualified Institution, if the Borrower has not responded to a written request for its consent to an assignment within 10 business days), (b) the Senior Agent (not to be unreasonably withheld) and (c) any Issuing Lender (not to be unreasonably withheld) unless in the case of this clause (c), only a Term Loan is being assigned. Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Senior Lender, an affiliate of a Senior Lender

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or an Approved Fund), the minimum assignment amount shall be $1 million in the case of any Term Loan and $5 million in the case of the Revolving Facility, in each case unless otherwise agreed by the Borrower and the Senior Agent. The Senior Agent shall receive a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Senior Agent) in connection with all assignments. The Senior Lenders shall also have the right to sell participations in their Senior Loans to other persons (other than any Disqualified Institutions) and other than to Holdings, the Borrower and its subsidiaries, the Sponsor and its affiliates. Participants shall have the same benefits as the Senior Lenders with respect to yield protection and increased cost provisions subject to customary limitations and restrictions. Voting rights of participants shall be limited to those matters set forth in clauses (a) and (b) of the first paragraph under “Voting” with respect to which the affirmative vote of the Senior Lender from which it purchased its participation would be required. Pledges of Senior Loans in accordance with applicable law shall be permitted without restriction other than to Disqualified Institutions. Any assignment or participation by a Senior Lender without the Borrower’s consent to a Disqualified Institution or, to the extent the Borrower’s consent is required under the terms of the Senior Credit Documentation, to any other person, shall be void ab initio, and the Borrower shall be entitled to seek specific performance to unwind any such assignment or participation in addition to any other remedies available to the Borrower at law or in equity.

“Approved Fund” means, with respect to any Senior Lender, any person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (i) such Senior Lender, (ii) an affiliate of such Senior Lender or (iii) an entity or an affiliate of an entity that administers, advises or manages such Senior Lender.

The Senior Credit Documentation shall provide that Term Loans may be purchased by and assigned to (a) the Sponsor and/or (b) Holdings, the Borrower and/or any subsidiary of the Borrower (the persons in clauses (a) and (b) above collectively, “Affiliated Lenders”) on a non-pro rata basis through Dutch auctions open to all Senior Lenders in accordance with customary procedures to be agreed and, solely in the case of the Sponsor, open market purchases, notwithstanding any consent requirements set forth above; provided, that (i) in connection with any Dutch auction conducted by the Sponsor, Holdings, the Borrower and/or any subsidiary of the Borrower, the relevant Affiliated Lender shall either (x) make a representation that, as of the date of any such purchase and assignment, it is not in possession of MNPI with respect to the Borrower, its subsidiaries or their respective

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securities that (A) has not been disclosed to the assigning Senior Lender prior to such date and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Senior Lender’s decision to assign Senior Loans to such Affiliated Lender (in each case, other than because such assigning Senior Lender does not wish to receive MNPI with respect to Holdings, the Borrower, its subsidiaries or their respective securities) or (y) disclose that it cannot make such representation, (ii) Term Loans owned or held by an Affiliated Lender may not account for more than 49% of any Senior Required Lender vote (and any such Term Loans accounting for more than 49% of any Senior Required Lender vote shall be deemed to be voted pro rata to the non-Affiliated Lenders), (iii) subject to exceptions to be agreed, no Affiliated Lender, solely in its capacity as such, shall be permitted to attend any “lender-only” conference calls or meetings or receive any related “lender-only” information, (iv) in the case of any Dutch auction conducted by Holdings, the Borrower or any of its Restricted Subsidiaries, (A) the Revolving Facility shall not be utilized to fund the assignment, (B) no default or event of default has occurred and is continuing at the time of acceptance of bids for the Dutch auction and (C) the Borrower is in pro forma compliance with the Financial Covenant for the most recently ended fiscal quarter of the Borrower for which financial statements were delivered, (v) any Term Loans acquired by Holdings, the Borrower or any of its Restricted Subsidiaries shall be immediately cancelled and (vi) Term Loans owned or held by Affiliated Lenders shall not exceed 25% of the aggregate outstanding Term Loans at any time (after giving effect to any substantially simultaneous cancellation thereof). Notwithstanding the foregoing, (a) the Senior Credit Documentation shall permit (but not require) the Sponsor to contribute such Term Loans to Holdings, the Borrower or any of its subsidiaries for purposes of cancellation of such debt, (b) each Affiliated Lender shall have the right to vote on any amendment, modification, waiver or consent that would require the vote of all Senior Lenders or the vote of all Senior Lenders directly and adversely affected thereby and (c) no amendment, modification, waiver or consent shall affect any Affiliated Lender (in its capacity as a Senior Lender) in a manner that is disproportionate to the effect on any Senior Lender of the same class or that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled. References in this paragraph to the “Sponsor” shall be deemed to includes its affiliates other than Holdings, the Borrower and its subsidiaries.

Successor Administrative Agent:	The Senior Agent may resign or, if it or its affiliate is the subject of a bankruptcy or insolvency event, be removed by the Borrower, in each case (a) upon 10 days’ notice by the applicable party and (b) subject to the appointment of a successor administrative agent (although if no successor administrative agent is appointed within 30 days, such resignation will still be effective). Such successor

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agent shall be a commercial bank with a combined capital and surplus of at least $1 billion, and unless a payment or bankruptcy (with respect to the Borrower) event of default has occurred and is continuing, shall be acceptable to the Borrower.

Yield Protection; Tax Gross-Ups:	The Senior Credit Documentation shall contain customary provisions (a) protecting the Senior Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law (provided that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, but solely to the extent the relevant increased costs would have been included if they had been imposed under applicable increased cost provisions and only to the extent the applicable Senior Lender is requiring reimbursement therefore from similarly situated borrowers under comparable syndicated credit facilities, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in requirements of law, regardless of the date enacted, adopted, issued, or implemented) and from the imposition of or changes in certain withholding or other taxes, in each case, subject to customary limitations and exceptions and (b) indemnifying the Senior Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan on a day other than the last day of an interest period with respect thereto. The Senior Credit Documentation shall contain customary tax gross-up provisions. The Senior Credit Documentation shall contain provisions regarding the timing for asserting a claim in respect of yield protection and tax gross-ups.

Expenses and Indemnification:	The Borrower shall pay (a) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Senior Agent and the Senior Lead Arrangers incurred on or after the Closing Date within 30 days of a written demand therefor, together with backup documentation supporting such reimbursement request, associated with the syndication of the Senior Credit Facilities and the preparation, execution, delivery and administration of the Senior Credit Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Senior Agent and the Senior Lead Arrangers, taken as a whole, and, if necessary, of one local counsel in any relevant material jurisdiction to such persons, taken as a whole) and (b) all reasonable and documented out-of-pocket expenses of the Senior Agent and the Senior Lenders within 30 days of a written demand

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therefor, together with backup documentation supporting such reimbursement request (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of (i) one counsel to the Senior Agent and the Senior Lenders, taken as a whole, (ii) solely if necessary in the case of an actual conflict of interest between the Senior Agent and one or more Senior Lenders, one counsel to the Senior Lenders, taken as a whole, and (iii) if necessary, of one local counsel in any relevant material jurisdiction to such persons, taken as a whole) in connection with the enforcement of the Senior Credit Documentation and any restructuring, workout or similar proceeding relating to the entirety of the Loans and commitments thereunder (but excluding, for the avoidance of doubt, any ordinary amendment, modification or waiver thereof).

The Senior Agent, the Senior Lead Arrangers and the Senior Lenders (and their affiliates and their respective officers, directors, employees, agents, advisors and other representatives) (each, an “indemnified person”) will be indemnified for and held harmless against, any losses, claims, damages, liabilities or expenses (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all indemnified persons taken as a whole and, solely in the case of a conflict of interest or potential conflict of interest, one additional counsel to all affected indemnified persons taken as a whole, and, if reasonably necessary, one local counsel in any relevant material jurisdiction to all indemnified persons, taken as a whole) incurred in respect of the Senior Credit Facilities or the use or the proposed use of proceeds thereof or the transactions contemplated thereby, except to the extent they arise from the gross negligence, bad faith or willful misconduct of, or material breach of the Senior Credit Documentation by, such indemnified person, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction or any dispute solely among the indemnified persons (other than any claims against an indemnified person in its capacity as the Senior Agent or Senior Lead Arranger) and not arising out of any act or omission of the Sponsor, the Borrower, or any of its subsidiaries. Notwithstanding the foregoing, each indemnified person shall be obligated to refund and return any and all amounts paid by the Borrower to such indemnified person for fees, expenses or damages to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof.

Governing Law and Forum:	New York; provided, that, notwithstanding the governing law provisions of the Senior Credit Documentation, it is understood and agreed that (a) the interpretation of the definition of “Closing Date Material Adverse Effect” (and whether or not a Closing Date Material Adverse Effect has occurred), (b) the determination of the

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accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof either the Borrower or its applicable affiliate has the right to terminate its obligations under the Acquisition Agreement or to otherwise decline to close the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof shall, in each case, be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Counsel to the Senior Agent and the Senior Lead Arrangers:	Latham & Watkins LLP.

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Exhibit B – Page 26

EXHIBIT C

PROJECT INNOVATION

SENIOR BRIDGE FACILITY

SUMMARY OF TERMS AND CONDITIONS

Set forth below is a summary of the principal terms and conditions for the Senior Bridge Facility. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit C is attached or on Exhibits A, B and D (including the Annexes hereto and thereto) attached thereto.

Borrower:	The same borrower as the “Borrower” with respect to the Senior Credit Facilities.

Guarantors:	The Senior Bridge Facility shall be jointly and severally guaranteed by all subsidiaries of the Borrower which guarantee the Senior Credit Facilities on a senior basis (the “Guarantors”); provided, that each Guarantor shall be automatically released upon release of its guaranty under the Senior Credit Facilities (or any replacement credit facilities) so long as such subsidiary does not otherwise guarantee capital markets indebtedness or upon the consummation of any permitted transaction after which such Guarantor ceases to be a Restricted Subsidiary of the Borrower.

For purposes of the Bridge Credit Documentation, “Foreign Subsidiary”, “Immaterial Subsidiary”, “Restricted Subsidiary” and “Unrestricted Subsidiary” shall each have the meaning set forth in the Senior Credit Documentation.

Joint Lead Arrangers and Joint Bookrunners:	DBSI, Wells Fargo Securities and Barclays will act as joint lead arrangers and joint bookrunners for the Senior Bridge Facility (in such capacity, together with the Senior Lead Arrangers, the “Lead Arrangers”).

Administrative Agent:	DBCI will act as sole and exclusive administrative agent (in such capacity, the “Bridge Agent” and, together with the Senior Agent, the “Agents”).

Bridge Lenders:	A syndicate of banks, financial institutions and other entities, including the Initial Bridge Lenders, but excluding Disqualified Institutions, arranged by the Bridge Lead Arrangers and reasonably acceptable to the Borrower (collectively, and together with any party that becomes a lender by assignment as set forth under “Assignments and Participations” below, the “Bridge Lenders”).

TYPE AND AMOUNT OF SENIOR BRIDGE FACILITY

Senior Bridge Facility:

Term Sheet – Senior Bridge Facility

Exhibit C – Page 1

Type and Amount:	A senior unsecured bridge facility providing for term loans (the “Senior Bridge Facility”) in an aggregate principal amount of $300.0 million (less the amount of Senior Notes, if any, issued on or prior to the Closing Date, but subject to increase pursuant to the Flex Provisions) (the loans thereunder, the “Initial Senior Bridge Loans” and, together with the Senior Loans, the “Loans”).

Amortization:	None.

Availability:	The Initial Senior Bridge Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Initial Senior Bridge Loans may not be reborrowed.

Maturity Date/Exchange:

The Initial Senior Bridge Loans shall initially mature on the date which is 1 year following the Closing Date (the “Initial Senior Bridge Loan Maturity Date”), which date shall be extended as provided below.

If any Initial Senior Bridge Loan has not been previously repaid in full on or prior to the Initial Senior Bridge Loan Maturity Date, such Initial Senior Bridge Loan shall automatically be extended to the 8th anniversary of the Closing Date (the “Senior Extended Term Loans” and, together with the Initial Senior Bridge Loans, the “Senior Bridge Loans”).

The lenders in respect of such Senior Extended Term Loans will have the option upon not less than 5 business days notice at any time or from time to time after the Initial Senior Bridge Loan Maturity Date to receive, in exchange for such Senior Extended Term Loans, senior unsecured exchange notes (the “Senior Exchange Notes”) having the terms set forth in the term sheet attached hereto as Annex I; provided, that a Bridge Lender may not elect to exchange its outstanding Senior Extended Term Loans for Senior Exchange Notes unless the conditions set forth on Annex I under “Principal Amount” have been satisfied.

Use of Proceeds:	The proceeds of the Initial Senior Bridge Loans will be used to finance (i) a portion of the Transactions, (ii) the Refinancing and (iii) the payment of Transaction Costs.

Notwithstanding anything to the contrary herein, the Initial Senior Bridge Loans, the Senior Extended Term Loans and the Senior Exchange Notes shall be pari passu for all purposes.

CERTAIN PAYMENT PROVISIONS

Interest Rates:	On or prior to the Initial Senior Bridge Loan Maturity Date, the Initial Senior Bridge Loans will accrue interest at a rate per annum equal to Adjusted LIBOR (as defined below), plus 825 basis points; provided that if the Initial Senior Bridge Loans or the Senior Notes, as applicable, have not received ratings of at least

Term Sheet – Senior Bridge Facility

Exhibit C – Page 2

B3 by Moody’s and B- by S&P (in each case with a stable outlook or better), the spread over LIBOR shall equal 850 basis points. Such spread over Adjusted LIBOR will increase by 50 basis points at the end of the first 3-month period after the Closing Date and increase by an additional 50 basis points at the end of each 3-month period thereafter until the Initial Senior Bridge Loan Maturity Date. Notwithstanding the foregoing, the interest rate in effect on the Initial Senior Bridge Loans shall not exceed the Total Bridge Loan Cap (as defined in the Fee Letter).

Following the Initial Senior Bridge Loan Maturity Date, all outstanding Senior Extended Term Loans will accrue interest at the rate provided therefor under the heading “Interest Rate” on Annex I hereto.

At any time when a payment (with respect to any principal or interest) event of default under the Senior Bridge Facility exists, such overdue amount shall bear interest, to the fullest extent permitted by law, at 2.00% per annum above the rate otherwise applicable thereto.

Calculation of interest on the Initial Bridge Loans shall be on the basis of actual days elapsed in a year of 360 days.

“Adjusted LIBOR” means for each 3-month period after the Closing Date, the greater of (i) 1.25% and (ii) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for such 3-month period appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters Screen).

Interest will be payable in cash in arrears (a) for the Initial Senior Bridge Loans, at the end of each 3-month interest period and on the Initial Senior Bridge Loan Maturity Date and (b) for the Senior Extended Term Loans, semi-annually, commencing on the date that is 6 months after the Initial Senior Bridge Loan Maturity Date and on the final maturity date.

Optional Prepayments:	The Initial Senior Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at par plus accrued and unpaid interest.

Mandatory Prepayments:	The Borrower will be required to prepay Initial Senior Bridge Loans on a pro rata basis, at par plus accrued and unpaid interest, from: (a) 100% of the net cash proceeds of the issuance of the Securities (as defined in the Fee Letter) and, subject to exceptions to be agreed (which shall include borrowings under the Senior Credit Facilities), any other debt for borrowed money incurred by the Borrower or its Restricted Subsidiaries, (b) 100% of the net cash proceeds from issuances of public equity by the Borrower, subject to exceptions to be agreed (which exceptions will, in any event, exclude any issuances to the Investors and management),

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Exhibit C – Page 3

and (c) 100% of the net cash proceeds from any non-ordinary course asset sales or dispositions by the Borrower or any of its Restricted Subsidiaries in excess of amounts either reinvested (which reinvestment rights shall be consistent with the Senior Credit Facilities) or required to repay the Senior Credit Facilities or other secured indebtedness permitted thereunder, in the case of any such prepayments pursuant to the foregoing clauses (a), (b) and (c) above with exceptions and baskets consistent with the Documentation Considerations and including, but not limited to, exceptions and baskets no less favorable to the Borrower and its Restricted Subsidiaries than those applicable to the Senior Credit Facilities.

In the event any Bridge Lender or affiliate of a Bridge Lender purchases Securities from the Borrower pursuant to a permitted Securities Demand under the Fee Letter, the net cash proceeds received by the Borrower in respect of such Securities may, at the option of such Bridge Lender or affiliate, be applied first to prepay the Initial Senior Bridge Loans of such Bridge Lender or affiliate (provided that if there is more than one such Bridge Lender or affiliate then such net cash proceeds will be applied pro rata to prepay the Initial Senior Bridge Loans of all such Bridge Lenders or affiliates in proportion to such Bridge Lenders’ or affiliates’ principal amount of Securities purchased from the Borrower) prior to being applied to prepay the Initial Senior Bridge Loans held by other Bridge Lenders.

In addition, the Borrower will also be required to offer to repay the Initial Senior Bridge Loans upon the occurrence of a change of control (to be defined in a manner customary for high yield senior notes and giving effect to the Documentation Considerations) at 100% of the outstanding principal amount thereof plus accrued and unpaid interest.

COLLATERAL	None.

DOCUMENTATION

Senior Bridge Credit Documentation:	The definitive financing documentation for the Senior Bridge Facility (the “Senior Bridge Credit Documentation” and, together with Senior Credit Documentation, the “Credit Documentation”) shall contain the terms and conditions set forth in the Commitment Letter and such other terms as the Borrower and the Bridge Lead Arrangers shall agree; it being understood and agreed that the Senior Bridge Credit Documentation shall: (a) not be subject to any conditions to the availability and initial funding of the Senior Bridge Facility on the Closing Date other than as set forth on Exhibit D; (b) contain only those mandatory prepayments, representations and warranties, affirmative and negative covenants

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Exhibit C – Page 4

and events of defaults expressly set forth in this Term Sheet, in each case, applicable to the Borrower and its Restricted Subsidiaries and with standards, qualifications, thresholds and exceptions for materiality or otherwise and “baskets” to be agreed and grace and cure periods consistent (where applicable) with the Documentation Considerations; (c) give due regard to (i) the operational and strategic requirements of the Borrower, the Target and their respective subsidiaries in light of their consolidated capital structure, size, industry and practices (including, without limitation, the leverage profile and projected free cash flow generation of the Borrower, the Target and their respective subsidiaries), in each case, after giving effect to the Transactions and (ii) the model dated April 27, 2012 by the Sponsor (as adjusted for changes in the Credit Facilities and the Senior Notes and changes set forth in the Flex Provisions and increases in interest rate applicable to the assumed rate of the Senior Notes set forth in the model or changes reasonably agreed with the Lead Arrangers) and be generally consistent with sponsor transactions consummated within the 12 months preceding the date of the Commitment Letter (this clause (c), the “Documentation Considerations”) and (d) be negotiated in good faith by the Borrower and the Bridge Lead Arrangers, giving effect to the Certain Funds Provisions.

Representations and Warranties:	Substantially the same as those set forth on Exhibit B, with appropriate modifications to reflect the unsecured bridge loan status of the Initial Senior Bridge Loans (and in any event such representations and warranties shall not be more restrictive to the Borrower and its Restricted Subsidiaries than those set forth in the Senior Credit Documentation), but subject, on the Closing Date, in all respects to the Certain Funds Provision.

Covenants:	The Senior Bridge Credit Documentation will contain (i) affirmative and incurrence-based negative covenants (but not financial maintenance covenants) customary for high yield senior notes and (ii) customary bridge and securities demand affirmative covenants consistent with and limited (in the case of this clause (ii)) to the requirements, fees and rates set forth in the Fee Letter, in each case consistent with the Documentation Considerations; it being understood and agreed that the covenants contained in the Senior Bridge Credit Documentation shall not be more restrictive to the Borrower and its Restricted Subsidiaries than, or contain any covenants not included in, other than as specified above, the Senior Credit Documentation; provided, that, prior to the Initial Senior Bridge Loan Maturity Date, the indebtedness, lien and restricted payments (including the “Permitted Investments” definition) covenants may be more restrictive than those applicable to the Senior Extended Term Loans and the Senior Exchange Notes. Following the Initial Senior Bridge Loan Maturity Date, the covenants in the Senior Bridge Documentation will automatically be modified so as to be consistent with the

Term Sheet – Senior Bridge Facility

Exhibit C – Page 5

Senior Exchange Notes or as otherwise provided on Annex I to this Exhibit C.

Events of Default:

The Senior Bridge Credit Documentation will contain events of default (including grace periods and threshold amounts) customary for high yield senior notes and consistent with the Documentation Considerations (but in any event not more restrictive than those set forth in the Senior Credit Documentation (and containing only cross-acceleration and cross-payment at maturity rather than cross-default provisions)).

If an event of default shall occur and be continuing, the Required Bridge Lenders, by written notice to the Borrower, may declare the principal of, and all accrued interest on, all Senior Bridge Loans to be due and payable immediately. If a bankruptcy event of default (with respect to the Borrower and any Significant Subsidiary, as defined in Rule 1-02 of Regulation S-X) occurs, the principal of and accrued interest on the Senior Bridge Loans will be immediately due and payable without any notice, declaration or other act on the part of the holders of the Senior Bridge Loans. An acceleration notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the Required Bridge Lenders.

Voting:	Amendments and waivers of the Senior Bridge Credit Documentation will require the approval of Bridge Lenders holding more than 50% of the aggregate principal amount of the then outstanding Senior Bridge Loans (the “Required Bridge Lenders”), except that (a) the consent of each Bridge Lender directly and adversely affected thereby (but not the Required Bridge Lenders) shall be required with respect to (i) reductions in the principal of any Initial Senior Bridge Loan owed to such Bridge Lender, (ii) except as contemplated under “Maturity Date/Exchange” above, extensions of the Initial Senior Bridge Loan Maturity Date or of the due date of an interest payment (other than for purposes of administrative convenience), (iii) reductions in the rate of interest (other than a waiver of default interest), including any base rate or applicable margin, or the amount of any fees owed to such Bridge Lender, (iv) changes in the economic terms relating to mandatory or optional redemption provisions that would be adverse to the Bridge Lenders and (v) adverse changes in the right to exchange the Initial Senior Bridge Loans for Senior Exchange Notes and (b) the consent of 100% of the Bridge Lenders shall be required with respect to (i) reductions of any of the voting percentages set forth in the definition of “Required Bridge Lenders” and (ii) releases of all or substantially all of the value of the Senior Bridge Facility guarantees (other than in accordance with the Senior Bridge Credit Documentation).

Term Sheet – Senior Bridge Facility

Exhibit C – Page 6

The Senior Bridge Credit Documentation shall contain provisions allowing the Borrower to replace a Bridge Lender in connection with amendments and waivers requiring the consent of all Bridge Lenders or of all Bridge Lenders directly affected thereby (so long as the Required Bridge Lenders consent), increased costs, taxes, etc.

Assignments and Participations:	Subject to the prior approval of the Bridge Agent (such approval not to be unreasonably withheld) and compliance with applicable securities laws, the Bridge Lenders will have the right to assign Senior Bridge Loans (other than to any Disqualified Institution or a natural person) in consultation with (but without the consent of) the Borrower; provided, however, that prior to the Initial Senior Bridge Loan Maturity Date, the consent of the Borrower shall be required with respect to any assignment if, subsequent thereto, the Initial Bridge Lenders would hold, in the aggregate, less than 50.1% of the outstanding Initial Senior Bridge Loans. Assignments to the Sponsor, Holdings and the Borrower and its subsidiaries will be permitted on terms and conditions to be agreed, but in any event not less favorable to the Sponsor, Holdings and the Borrower and its subsidiaries than those set forth in the Senior Credit Documentation. Upon any assignment of any Initial Senior Bridge Loans or Extended Term Loans to the Borrower or its Restricted Subsidiaries, such Initial Senior Bridge Loan or Extended Term Loan shall be cancelled. Any assignment by a Bridge Lender without the Borrower’s consent to a Disqualified Institution shall be void ab initio, and the Borrower shall be entitled to seek specific performance to unwind any such assignment in addition to any other remedies available to the Borrower at law or in equity.

The Bridge Lenders will have the right to participate their Senior Bridge Loans without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Bridge Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Yield Protection:	Consistent with the Senior Credit Documentation, with appropriate modifications to reflect that the Senior Bridge Facility is an unsecured facility.

Expenses and Indemnification:	Consistent with the Senior Credit Documentation, with appropriate modifications to reflect that the Senior Bridge Facility is an unsecured facility.

Governing Law and Forum:	New York; provided, that, notwithstanding the governing law provisions of the Senior Bridge Credit Documentation, it is understood and agreed that (a) the interpretation of the definition of “Closing Date Material Adverse Effect” (and whether or not a Closing Date Material Adverse Effect has occurred), (b) the

Term Sheet – Senior Bridge Facility

Exhibit C – Page 7

determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof either the Borrower or its applicable affiliate has the right to terminate its or their obligations under the Acquisition Agreement or to otherwise decline to close the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case claims or disputes arising out of any such interpretation or determination or any aspect of such interpretation or determination, in each case, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Counsel to the Bridge Agent and the Bridge Lead Arrangers:	Cahill Gordon & Reindel LLP.

Term Sheet – Senior Bridge Facility

Exhibit C – Page 8

EXHIBIT D

CONDITIONS

The availability and initial funding of the Credit Facilities shall be subject to the satisfaction (or waiver) of solely the following conditions (subject to the Certain Funds Provision). Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Commitment Letter to which this Exhibit D is attached or on Exhibits A, B and C (including the Annexes thereto) attached thereto.

1.	Each Loan Party shall have executed and delivered the relevant Credit Documentation to which it is a party, and the Commitment Parties shall have received:

(a)	customary closing certificates, borrowing notices, legal opinions and lien searches; and

(b)	a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower in the form attached as Annex I hereto, certifying that the Borrower and its Restricted Subsidiaries, taken as a whole, after giving effect to the Transactions, are solvent.

2.	The Specified Acquisition Agreement Representations shall be true and correct to the extent required by the Certain Funds Provision and the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

3.	Prior to or substantially concurrently with the funding of the initial borrowings under the Credit Facilities contemplated by the Commitment Letter, the Borrower shall have received the Equity Contribution (to the extent not otherwise applied to the Transactions).

4.	Substantially concurrently with the funding of the initial borrowings under the Credit Facilities, the Acquisition shall be consummated in accordance with the terms of the Agreement and Plan of Merger, dated as of May 1, 2012 (together with the exhibits and disclosure schedules thereto, the “Acquisition Agreement”), among, inter alia, Parent and the Borrower, but without giving effect to any amendments, waivers or consents by Parent or the Borrower that are materially adverse to the interests of the Initial Lenders or the Lead Arrangers in their respective capacities as such without the consent of the Lead Arrangers, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that (a) any reduction in purchase price under the Acquisition Agreement of greater than 10% shall be deemed to be materially adverse to the interests of the Initial Lenders, (b) any reduction in the purchase price under the Acquisition Agreement of 10% or less of the total price purchase price shall be deemed not materially adverse to the Initial Lenders; provided that any such reduction is applied pro rata as between the Equity Contribution and the Credit Facilities (or as otherwise agreed by the Lead Arrangers), (c) any increase in the purchase price shall not be materially adverse to the Initial Lenders or the Lead Arrangers so long as such increase is funded by the Equity Contribution and (d) the granting of any consent under the Acquisition Agreement that is not materially adverse to the interests of the Initial Lenders or the Lead Arrangers shall not otherwise constitute an amendment or waiver.

Conditions

Exhibit D – Page 1

5.	On the Closing Date, after giving effect to the Refinancing, none of Holdings, the Borrower nor any of its Restricted Subsidiaries shall have any third party debt for borrowed money other than the Credit Facilities, the Senior Notes, the Securities and Permitted Surviving Debt.

6.	Except as otherwise contemplated by the Acquisition Agreement, since January 2, 2012, no Closing Date Material Adverse Effect shall have occurred that would excuse Parent or the Borrower from their obligation to consummate the Acquisition under the Acquisition Agreement. “Closing Date Material Adverse Effect” means any event, condition, change, occurrence or development, circumstance or effect that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on (i) the business, operations, assets, liabilities or financial condition of the Company and the Company Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under the Agreement or to consummate the Transactions; provided, however, that Company Material Adverse Effect shall not include any event, condition, change, occurrence or development, circumstance or effect attributable to (A) general political, economic or market conditions or general changes or developments in the industry in which the Company and of the Company Subsidiaries operate, (B) acts of terrorism or war (whether or not declared), or natural disasters occurring after the date of the Agreement, (C) the execution and delivery of the Agreement or the announcement or pendency of the transactions contemplated by the Agreement, or (D) changes in Law or any applicable accounting regulations or principles or the interpretations thereof enacted after the date of the Agreement, (E) changes in the price or trading volume of the Company’s stock (provided, that, the underlying facts giving rise to such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred), or (F) any failure by the Company to meet public or internal revenue, earnings or other projections (provided, that, the underlying facts giving rise to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred), except in the cases of clauses (A) or (D), to the extent that the effects on the Company and the Company Subsidiaries, taken as a whole, are materially disproportionate as compared to the effects on other participants in the industries in which the Company and the Company Subsidiaries operate and conduct their business. Defined terms used in this paragraph without definition shall have the meanings ascribed thereto in the Acquisition Agreement.

7.	The Agents shall have received (a) audited consolidated balance sheets and related statements of income and cash flows of the Target for the 3 most recent fiscal years ended at least 75 days prior to the Closing Date, (b) unaudited consolidated balance sheets and related statements of income and cash flows of the Target for each subsequent fiscal quarter (other than the 4th fiscal quarter) ended at least 40 days prior to the Closing Date and (c) a pro forma consolidated balance sheet and related pro forma statement of income of the Borrower as of and for the 12-month period ending on the last day of the most recently completed 4 fiscal quarter period ended at least 40 days (or 75 days in the event such period is the end of the Borrower’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income); provided, that (i) each such pro forma financial statement shall be prepared in good faith by the Borrower, (ii) no such pro forma financial statement shall include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R) (other than customary estimates thereof) and (iii) the filing of any required financial statements on form 10-K or form 10-Q by the Target, as applicable, will satisfy the foregoing requirements set forth in clause (a) above with respect to such financial statements.

Conditions

Exhibit D – Page 2

8.	All documents and instruments necessary to establish that the Senior Agent will have first priority perfected security interests (subject to liens permitted under the Senior Credit Documentation) in and liens on the Collateral under the Senior Credit Facilities shall have been delivered; provided, however, that the condition in this paragraph 8 shall be subject in all respects to the Certain Funds Provision.

9.	All fees required to be paid on the Closing Date pursuant to the Fee Letter and all expenses required to be paid on the Closing Date pursuant to the Commitment Letter, in each case to the extent invoiced at least 3 business days prior to the Closing Date (the “Invoice Date”), shall have been paid (which amounts may be offset against the proceeds of the Credit Facilities).

10.	The Agents shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been reasonably requested by the Initial Lenders at least 5 days in advance of the Closing Date.

11.	With respect to the Senior Bridge Facility, (a) the Investment Banks (as defined in the Fee Letter) shall have been engaged to privately place the Senior Notes and (b) the Bridge Lead Arrangers and the Investment Banks shall have received all customary information to be included in a customary offering memorandum (other than the “description of the notes” and other information customarily provided by the Investment Banks or their counsel, but which the Borrower shall have used its commercially reasonable efforts to negotiate) including financial statements, pro forma financial statements in accordance with Regulation S-X, customary last 12-month summary and pro forma financial data, business and other financial data of the type required in a registered offering by Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-10 (to the extent not then currently available; provided that certain customary guarantor/non-guarantor financial information shall be included) or Rule 3-16 of Regulation S-X) that are customarily included in offering memoranda for offerings pursuant to Rule 144A promulgated under the Securities Act (subject to customary exceptions) or that would be necessary for the Investment Banks to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of the Senior Notes, and, in the case of the annual financial statements, the auditors’ reports thereon, together with drafts of customary comfort letters that such accounting firms are prepared to deliver upon closing (the “Required OM Information”).

12.	With respect to the Senior Credit Facilities, the Senior Lead Arrangers shall have received the information required under paragraph 7 above for use in the syndication of the Credit Facilities, and the Borrower shall have complied with its obligations under clause (c) of the second sentence of the second paragraph of the section entitled “Syndication” of the Commitment Letter to which this Exhibit D is attached (the “Required Bank Information”).

13.	The Investment Bank and Lead Arrangers shall have been afforded a period (the “Marketing Period”) of at least 20 consecutive business days (ending on the business day no later than the business day immediately prior to the Closing Date) upon receipt of the Required OM Information and the Required Bank Information, respectively, to seek to place the Senior Notes with qualified purchasers thereof and to syndicate the Credit Facilities; provided, that the Marketing Period shall (i) exclude the days from and including May 25, 2012 to and including May 29, 2012, (ii) exclude the days from and including July 2, 2012 to and including July 6, 2012, and (iii) conclude prior to August 17, 2012 or commence after September 4, 2012 (collectively, the “Black Out Period”) (it being understood for purposes of clauses (i) and (ii) herein that any day that occurs in the Black Out Period after the commencement of the Marketing

Conditions

Exhibit D – Page 3

Period shall be disregarded for purposes of calculating the consecutive business days constituting the Marketing Period).

If the Borrower shall in good faith reasonably believe that it has delivered the Required Bank Information and/or the Required OM Information, as applicable, it may deliver to the Senior Lead Arrangers (in the case of the Required Bank Information) and the Bridge Lead Arrangers and the Investment Bank (in the case of the Required OM Information) written notice to that effect (stating when it believes it completed the applicable delivery), in which case the Required Bank Information and/or the Required OM Information, as applicable, shall be deemed to have been delivered on the date of the applicable notice, in each case unless the Senior Lead Arrangers (in the case of the Required Bank Information) or the Bridge Lead Arrangers and the Investment Bank (in the case of the Required OM Information) in good faith reasonably believe that the Borrower has not completed delivery of the Required Bank Information and/or the Required OM Information, as applicable, and, within 3 business days after its receipt of such notice from the Borrower, such person delivers a written notice to the Borrower to that effect (stating with specificity the Required Bank Information and/or the Required OM Information, as applicable, that has not been delivered).

Conditions

Exhibit D – Page 4

Annex I to Exhibit D

FORM OF SOLVENCY CERTIFICATE

[—][—], 2012

This Solvency Certificate is being executed and delivered pursuant to Section [—] of that certain [—]1 (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [—], the [Chief Financial Officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

14.	I am generally familiar with the businesses and assets of the Borrower and its Restricted Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

15.

As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Borrower and its Restricted Subsidiaries, taken as a whole; (ii) the capital of the Borrower and Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Restricted Subsidiaries, taken as a whole, contemplated as of the date hereof; (iii) the present fair saleable value of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, taken as a whole, on their debts as they become absolute and matured and (iv) the Borrower and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. For purposes of making the certifications set forth in this numbered paragraph 2, it is assumed that the indebtedness and other obligations incurred under and in connection with the [Credit Facilities][2] will come due at their respective maturities.

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[1]	Describe Credit Agreement.
[2]	To be defined as the Senior Credit Facilities and the Senior Bridge Facility.

Conditions

Annex I to Exhibit D – Page 1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:	[—]
Title:	[Chief Financial Officer/equivalent officer]

Conditions

Annex I to Exhibit D – Page 1